SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
Inverness Medical Innovations, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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May 2, 2008

Dear Fellow Stockholder:

You are cordially invited to attend Inverness Medical Innovations’ Annual Meeting of Stockholders on Thursday, June 12, 2008, at 12:30 p.m., local time, at our corporate headquarters located at 51 Sawyer Road, Suite 200, Waltham, MA 02453.

In addition to the matters described in the attached proxy statement, we will report on our activities for our fiscal year ended December 31, 2007. You will have an opportunity to ask questions and to meet your directors and executives.

This year we are pleased to be able to offer to our stockholders the option to access our proxy materials on the Internet. We believe this option will be preferred by many of our stockholders, as it allows us to provide our stockholders the information they need.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. Accordingly, please review our proxy materials and request a proxy card to sign, date, and return or submit your proxy or voting instruction card, as applicable, by telephone or through the Internet. Instructions for each type of voting are included in the Notice of Internet Availability of Proxy Materials that you received and on the proxy card. If you attend the meeting and prefer to vote at that time, you may do so.

We look forward to seeing you at the meeting. Your vote is important to us.

Cordially,

Ron Zwanziger
Chairman, Chief Executive Officer and President

INVERNESS MEDICAL INNOVATIONS, INC.
51 Sawyer Road, Suite 200
Waltham, Massachusetts 02453

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, June 12, 2008

Time:	12:30 p.m., local time

Place:	Inverness Medical Innovations, Inc. 51 Sawyer Road, Suite 200 Waltham, MA 02453

Purpose:

1.	Elect three Class I Directors to serve until the 2011 annual meeting of stockholders;

2.	Approve an amendment to Inverness Medical Innovations, Inc.’s Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock by 50,000,000, from 100,000,000 to 150,000,000;

3.	Approve an increase to the number of shares of common stock available for issuance under the Inverness Medical Innovations, Inc. 2001 Employee Stock Purchase Plan by 500,000, from 500,000 to 1,000,000;

4.	Approve our ability to issue as many shares of common stock as may be required to allow for the full conversion of our proposed Series B Convertible Perpetual Preferred Stock (“Series B Preferred Stock”) and full payment of the dividends on the Series B Preferred Stock, all in accordance with the terms of the Series B Preferred Stock;

5.	Ratify the appointment of BDO Seidman, LLP as our independent registered public accountants for our fiscal year ending December 31, 2008; and

6.	Conduct such other business as may properly come before the annual meeting and at any adjournment or postponement thereof.

Only stockholders of record on April 15, 2008 may vote at the annual meeting and at any adjournment or postponement thereof. We will begin mailing the Notice of Internet Availability of Proxy Materials on or about May 2, 2008. Our proxy materials, including this proxy statement and our 2007 Annual Report, which includes financial statements for the period ended December 31, 2007, will also be available on or about May 2, 2008 on the website referred to in the Notice of Internet Availability of Proxy Materials.

Our Board of Directors unanimously recommends you vote “FOR” each of the proposals presented to you in this proxy statement.

Your vote is important. Please cast your vote by mail, telephone or over the Internet by following the instructions included in the Notice of Internet Availability of Proxy Materials and on your proxy card.

Paul T. Hempel, Esq.
Secretary

May 2, 2008

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Page

PROPOSAL 4	11
APPROVAL OF OUR ABILITY TO ISSUE AS MANY SHARES OF COMMON STOCK AS MAY BE REQUIRED TO ALLOW FOR THE FULL CONVERSION OF THE SERIES B PREFERRED STOCK AND FULL PAYMENT OF DIVIDENDS ON THE SERIES B PREFERRED STOCK, ALL IN ACCORDANCE WITH THE TERMS OF THE SERIES B PREFERRED STOCK	11
Background and Reasons for Stockholder Approval	11
Terms of the Series B Preferred Stock	12
Consequences of Approval or Failure to Approve Proposal 4	18
Vote Required	19
Recommendation	19

PROPOSAL 5	20

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	20
Vote Required	20
Recommendation	20

INFORMATION REGARDING NOMINEES, OTHER DIRECTORS AND EXECUTIVE OFFICERS	21

PRINCIPAL STOCKHOLDERS	25

COMPENSATION DISCUSSION AND ANALYSIS	27
Philosophy and Objectives	27
Executive Compensation Process	27
Elements of Compensation	28
Tax Implications	30

COMPENSATION COMMITTEE REPORT	32

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS	33
Grants of Plan-Based Awards	34
Outstanding Equity Awards at Fiscal Year-End	35
Option Exercises and Stock Vested	36
Nonqualified Deferred Compensation	36
Compensation of Directors	37
EQUITY COMPENSATION PLAN INFORMATION	39

2007 AUDIT COMMITTEE REPORT	40

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	40
Audit Fees	40
Audit-Related Fees	40
Tax Fees	40
All Other Fees	41
Pre-approval Policies and Procedures	41

ii

iii

May 2, 2008

INVERNESS MEDICAL INNOVATIONS, INC.

51 Sawyer Road, Suite 200
Waltham, Massachusetts 02453

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Inverness Medical Innovations, Inc. for use at our 2008 Annual Meeting of Stockholders to be held on Thursday, June 12, 2008, at 12:30 p.m., local time, at our corporate headquarters located at 51 Sawyer Road, Suite 200, Waltham, MA 02453, and at any adjournments or postponements of the annual meeting. References in this proxy statement to “us,” “we,” “our” and “Company” refer to Inverness Medical Innovations, Inc., except where otherwise indicated, such as in the “Compensation Committee Report” and the “2007 Audit Committee Report.”

General Information

Delivery of Proxy Materials

We are providing access to our proxy materials (including this proxy statement, together with a notice of meeting and our annual report) on the Internet pursuant to new rules adopted by the Securities and Exchange Commission. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders entitled to vote at the meeting. You may also request a printed copy of the proxy materials by mail. If you do so, these materials will also include the proxy card for the annual meeting. To request a printed copy of the proxy materials, please contact us via the Internet (www.proxyvote.com), telephone (1-800-579-1639) or by email (sendmaterial@proxyvote.com) on or before May 29, 2008 to facilitate timely delivery. If requesting material by email, please send a blank email with the 12-digit Control # (located on the Notice) in the subject line.

All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed copy of the proxy materials at no charge. If you request a printed copy of the proxy materials, we will mail them to you within three business days of your request. The Notice includes instructions on how to access the electronic proxy materials, as well as instructions for requesting a printed copy. In addition, stockholders may permanently elect to receive future proxy materials in either electronic form by email or printed form by mail. If you make such an election, we will continue to send you the materials pursuant to your election, until you notify us otherwise.

Who May Vote

Holders of our common stock, as recorded in our stock register at the close of business on April 15, 2008, may vote at the annual meeting on matters properly presented at the meeting. As of that date, there were 77,551,941 shares of our common stock outstanding and entitled to one vote per share. A list of stockholders will be available for inspection for at least ten days prior to the meeting at the principal executive offices of the Company at 51 Sawyer Road, Suite 200, Waltham, MA 02453.

Electronic Access to Proxy Materials and Annual Report

The Notice includes instructions regarding how to:

•	view your proxy materials for the annual meeting on the Internet; and

•	instruct us to send you all future proxy materials by email.

If you choose to receive future proxy materials by email, next year you will receive an email with a link to the proxy materials and proxy voting site. Your election to receive future proxy materials by email will remain in effect until you terminate your election. Choosing to receive your future proxy materials by email will save us the cost of producing and mailing these documents.

How to Vote

Your vote is important. Your shares can be voted at the annual meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to authorize your proxy in advance. We encourage you to authorize your proxy electronically by going to the http://www.proxyvote.com website or by calling the toll-free number (for residents of the United States and Canada) listed on your proxy card. Please have your proxy card in hand when going online or calling. If you authorize your proxy electronically, you do not need to return your proxy card. If you received proxy materials by mail and choose to authorize your proxy by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

If you hold your shares beneficially in street name, i.e., through a nominee (such as a bank or broker), you may be able to authorize your proxy by telephone or the Internet as well as by mail. You should follow the instructions you receive from your broker or other nominee to vote these shares.

How Proxies Work

Our Board of Directors (the “Board”) is asking for your proxy. Giving us your proxy means you authorize our designated proxy holders, Ron Zwanziger and Paul T. Hempel (or their substitutes), to vote your shares at the meeting, or at any adjournment or postponement thereof, in the manner you direct. With respect to the election of directors, you may vote for all, some or none of our director candidates. With respect to the other proposals, you may vote for or against the proposal or abstain from voting.

Your shares will be voted at the annual meeting as directed by your electronic proxy, the instructions on your proxy card or voting instructions if: (1) you are entitled to vote, (2) your proxy was properly executed or properly authorized electronically, (3) we received your proxy prior to the annual meeting and (4) you did not revoke your proxy prior to or at the meeting.

If you authorize your proxy electronically or send a properly executed proxy without specific voting instructions, the designated proxy holders will vote your shares in favor of our director candidates and in favor of the other proposals.

As of the date hereof, we do not know of any other business that will be presented at the meeting. If other business shall properly come before the meeting, including any proposal submitted by a stockholder which was omitted from this proxy statement in accordance with applicable federal securities laws, the designated proxy holders will vote your shares according to their best judgment.

Solicitation

In addition to this mailing, our employees may solicit proxies personally, electronically or by telephone. We pay all of the costs of soliciting this proxy. We also reimburse brokers, banks, nominees and other fiduciaries for their expenses in sending these materials to you and getting your voting instructions. We have also engaged MacKenzie Partners, Inc. to assist us with the solicitation of proxies, and we expect to pay MacKenzie Partners, Inc. approximately $15,000 for its services, plus out-of-pocket expenses incurred during the course of its work.

Revoking a Proxy

You may revoke your proxy at any time before it is voted at the meeting by:

•	voting again on the Internet or telephone (only the latest Internet or telephone proxy will be counted);

•	properly executing and delivering a later-dated proxy card;

•	voting by ballot at the meeting; or

•	notifying the Company’s Secretary in writing.

Quorum

In order to carry on the business of the meeting, we must have a quorum. Under our bylaws, this means at least a majority of the voting power of all outstanding shares entitled to vote must be represented at the meeting, either by proxy or in person. Proxies marked as abstaining or withheld, limited proxies and proxies containing broker non-votes with respect to any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum, but will not be counted as votes cast on such matter. A “broker non-vote” is a proxy submitted by a broker or other nominee holding shares on behalf of a client in which the broker or other nominee indicates that it does not have discretionary authority to vote such shares on a particular matter.

Vote Required

Each proposal sets forth the vote required for approval of the matter.

Multiple Stockholders Sharing the Same Address

Please note that brokers may deliver only one Notice, annual report and proxy statement to multiple security holders sharing an address. This practice, known as “householding” is designed to reduce printing and postage costs. If any stockholder residing at such an address wishes to receive a separate Notice, annual report or proxy statement, we will promptly deliver a separate copy to any stockholder upon written or oral request to Doug Guarino at Inverness Medical Innovations, Inc., 51 Sawyer Road, Suite 200, Waltham, MA 02453, by telephone at (781) 647-3900 or by e-mail at doug.guarino@invmed.com.

Corporate Governance

The Board of Directors

Our Board of Directors currently consists of eight members who are divided into three classes; although there is currently a vacancy in Class II created by the resignation of Mr. Alfred M. Zeien in September 2007 and a vacancy in Class III created by a retired director in 2005. The eight directors are divided into three classes as follows: three Class I Directors (John F. Levy, Jerry McAleer, Ph.D. and John A. Quelch), two Class II Directors (Carol R. Goldberg and Ron Zwanziger) and three Class III Directors (Robert P. Khederian, David Scott, Ph.D. and Peter Townsend). The members of each class serve for a staggered three-year term and, at each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are expiring. The current terms of the Class I Directors, Class II Directors and Class III Directors will expire at the annual meetings of stockholders held following the end of calendar years 2007, 2008 and 2009, respectively. The Board has determined that the following directors are independent under the rules of the American Stock Exchange: Ms. Goldberg, Mr. Khederian, Mr. Levy, Mr. Quelch and Mr. Townsend. Mr. Zeien, who resigned from the Board in September 2007 for health reasons, was also deemed to be independent.

The Board held 18 meetings during the last fiscal year. We believe that it is important for, and we encourage, the members of the Board to attend annual meetings of stockholders. Last year, 5 members of the Board attended our annual meeting of stockholders.

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each composed solely of directors who satisfy the applicable independence requirements of the American Stock Exchange’s listing standards. All three committees operate pursuant to written charters which are posted on the Corporate Governance page on our website at www.invmed.com.

The Audit Committee

The Audit Committee consists of Mr. Levy, its Chairperson, Mr. Townsend and Mr. Khederian. Among other things, the Audit Committee oversees our accounting and financial reporting processes, including the selection, retention and oversight of our independent registered public accountants and the pre-approval of all auditing and non-auditing services provided by the independent registered public accountants. The Audit Committee’s 2007 Audit Committee Report is included in this proxy statement beginning on page 40. The Board has determined that Mr. Levy is an “audit committee financial expert,” as defined by SEC rules adopted pursuant to the Sarbanes-Oxley Act. The Audit Committee held 8 meetings during fiscal year 2007.

The Compensation Committee

The Compensation Committee consists of Ms. Goldberg, its Chairperson, and Mr. Khederian. During 2007, Mr. Zeien also served on the Compensation Committee until his resignation in September 2007. The Compensation Committee develops and implements executive officer and director compensation policies and plans that are appropriate for us in light of all relevant circumstances and which provide incentives that further our long-term strategic plans and are consistent with our culture and the overall goal of enhancing enduring stockholder value. Under its charter, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee, but to date it has not chosen to do so. During fiscal year 2007, the Compensation Committee held 7 meetings. The Compensation Discussion and Analysis recommended by the Compensation Committee to be included in this proxy statement begins on page 27. Among other things, the Compensation Discussion and Analysis describes in greater detail the Compensation Committee’s role in the executive compensation process. In addition, the Compensation Committee’s role in establishing director compensation is described in more detail under “Compensation of Directors” beginning on page 37 of this proxy statement.

The Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Mr. Quelch, its Chairperson, and Mr. Levy. During 2007, Mr. Zeien also served on the Nominating and Corporate

Governance Committee until his resignation in September 2007. The Nominating and Corporate Governance Committee is charged with recommending nominees for election to the Board, overseeing the selection and composition of committees to the Board, developing and recommending corporate governance principles and overseeing our continuity planning process. The Nominating and Corporate Governance Committee conducts all necessary and appropriate inquiries into the backgrounds and qualifications of possible director candidates and has the authority to retain any search firm or other advisors to assist in identifying candidates to serve as directors. The Nominating and Corporate Governance Committee has established a policy with regard to the consideration of director candidates recommended by holders of our voting stock. The material elements of this policy are set forth and discussed below under “Stockholder Proposals” beginning on page 41 and the full policy can be viewed on the Corporate Governance page of our website at www.invmed.com. In identifying and evaluating director candidates, including candidates proposed or recommended by stockholders, the Nominating and Corporate Governance Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board. During fiscal year 2007, the Nominating and Corporate Governance Committee held 1 meeting.

Communications with the Board

Stockholders wishing to communicate with the Board should direct their communications to: Secretary, Inverness Medical Innovations, Inc., 51 Sawyer Road, Suite 200, Waltham, MA 02453. Stockholder communications must state the number of shares of our stock beneficially owned by the stockholder sending the communication. The Secretary will forward the communication to the Board or to any individual director or directors to whom the communication is directed; provided, however, that if the communication is unduly hostile, profane, threatening, illegal or otherwise inappropriate, the Secretary has the authority to discard the communication and take any appropriate legal action.

Code of Ethics

Our Board has adopted a code of ethics that applies to all of our employees and agents world-wide, including our chief executive officer, our chief financial officer, our other executive officers and the members of the Board. Known as The Inverness Medical Innovations Business Conduct Guidelines, this code of ethics is posted in its entirety on the Corporate Governance page of our website at www.invmed.com.

Proposal 1

Election of Directors

At the 2008 annual meeting, the term of the Class I Directors will expire. The Board proposes, at the recommendation of the Nominating and Corporate Governance Committee, that at the 2008 annual meeting of stockholders the following nominees be elected as Class I Directors:

John F. Levy
Jerry McAleer, Ph.D.
John A. Quelch

As noted above, each of these nominees is currently serving as a member of the Board. The proxies granted by stockholders will be voted individually at the annual meeting for the election of these three nominees. In the event that Mr. Levy, Dr. McAleer or Mr. Quelch shall be unable to serve, it is intended that the proxy will be voted for any replacements nominated by the Board. Mr. Levy, Dr. McAleer and Mr. Quelch have indicated that they will serve on the Board if elected. For information regarding these nominees, see “Information Regarding Nominees, Other Directors and Executive Officers” beginning on page 21 of this proxy statement.

Vote Required

The Class I Directors must be elected by a plurality of the votes properly cast at the annual meeting. This means that the three nominees receiving the highest number of FOR votes will be elected as Class I Directors. Votes may be cast FOR or WITHHELD FROM each nominee. Votes that are WITHHELD FROM the nominees will be excluded entirely from the vote and will have no effect. Furthermore, if you hold your shares in your own name as a holder of record, and you fail to vote your shares, either in person or by proxy, the votes represented by your shares will be excluded entirely from the vote and will have no effect. If, however, your shares are held by a broker, bank or other nominee (i.e., in “street name”) and you fail to give instructions as to how you want your shares voted, the broker, bank or other nominee may vote the shares in their own discretion.

Recommendation

The Board unanimously recommends a vote FOR the election of the nominees listed above.

Proposal 2

Approval of Amendment to Amended and Restated Certificate of
Incorporation to Increase the Authorized Common Stock

Our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), currently authorizes the issuance of up to 100,000,000 shares of common stock, and 5,000,000 shares of preferred stock. On March 18, 2008, the Board unanimously adopted a resolution setting forth a proposed amendment to Article IV of the Certificate of Incorporation, subject to stockholder approval, to increase the shares of common stock that are authorized for issuance by 50,000,000 shares (the “Amendment”), bringing the total number of shares of common stock authorized for issuance to 150,000,000. No change will be made to the other provisions of the Certificate of Incorporation. The additional authorized shares of common stock, if and when issued, would have the same rights and privileges as the shares of common stock previously authorized. As of March 20, 2008, there were 77,452,426 shares of common stock issued and outstanding, 12,999 shares of common stock held in treasury, 8,051,030 shares of common stock reserved for issuance under our 2001 Stock Option and Incentive Plan (including outstanding options), 102,640 shares reserved for issuance under our 2001 Employee Stock Purchase Plan, 457,333 shares of common stock reserved for issuance upon the exercise of outstanding warrants, 2,083,462 shares of common stock reserved for issuance under other outstanding stock options that were not issued under our 2001 Stock Option and Incentive Plan, and 2,868,068 shares of common stock reserved for issuance under our 3% senior subordinated convertible notes, subject to make-whole and reset provisions applicable thereto. Accordingly, as of March 20, 2008, there were an aggregate of 13,562,533 shares reserved for issuance, leaving only 8,972,042 shares available for future issuance. If Proposal 3 to this proxy statement is approved, the shares available for future issuance will be further reduced by 500,000 shares.

Furthermore, pursuant to Proposal 4, we are seeking approval of our ability to issue as many shares of common stock as may be required to allow for the full conversion of our proposed Series B Preferred Stock and full payment of the dividends on the Series B Preferred Stock, all in accordance with the terms of the Series B Preferred Stock. As described in Proposal 4, in connection with our proposed acquisition of Matria Healthcare, Inc. (“Matria”), we may issue up to 1,973,973 shares of Series B Preferred Stock, based on the number of shares of Matria common stock outstanding as of the date of this proxy statement (and assuming the exercise of all outstanding Matria options). As described in Proposal 4, each shares of Series B Preferred Stock will be convertible, at the option of the holder, into 5.7703 shares of our common stock (the “conversion rate”) in certain circumstances. The conversion rate of the Series B Preferred Stock is subject to adjustment upon the occurrence of certain events, as described in Proposal 4, which could, under certain circumstances, increase the conversion rate up to a maximum of 11.5406. Based on the initial conversion rate, assuming the maximum number of shares of Series B Preferred Stock were issued in the Matria merger, the Series B Preferred Stock would be convertible into approximately 11.4 million shares of common stock under certain circumstances. At the maximum conversion rate, the Series B Preferred Stock would be convertible into approximately 22.8 million shares of common stock under certain circumstances. In addition, we have the right to pay accrued dividends on the Series B Preferred Stock in (i) cash, (ii) shares of common stock, (iii) additional shares of Series B Preferred Stock or a similar convertible preferred stock or (iv) any combination thereof, as described in more detail in Proposal 4. Accordingly, if Proposal 4 is approved, we will not have a sufficient number of authorized shares of common stock available to accommodate all of these potential issuances. It should be noted, however, that the Matria merger does not require the approval of our stockholders and approval of this Proposal 2 is not a condition to completion of the merger. In connection with the Matria transaction, we have agreed to use our best efforts to obtain stockholder approval at the annual meeting to increase the number of shares of authorized common stock to allow for conversion of all shares of Series B Preferred Stock into shares of our common stock.

To the extent not needed for conversions of, or dividends on, the Series B Preferred Stock, the additional shares of common stock authorized by the Amendment could be issued at the direction of the Board from time to time for any proper corporate purpose, including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business, a split of or dividend on then outstanding shares or in connection with any employee stock plan or program. The holders of shares of common stock do not presently have preemptive rights to subscribe for any of our securities and holders of common stock will not have any such rights to subscribe for the additional common stock proposed to be authorized. Other than Proposal 4, we currently do not anticipate that we will seek authorization from stockholders for issuance of additional shares of common stock unless required by applicable laws or exchange rules.

To implement the Amendment, the first paragraph of Article IV of our Certificate of Incorporation would be amended to read as follows: “The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Fifty Five Million (155,000,000) shares, of which (i) One Hundred Fifty Million (150,000,000) shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) Five Million (5,000,000) shares shall be a class designated as preferred stock, par value $0.001 per share (the “Preferred Stock”).” A copy of the proposed Amendment is set forth in Appendix A hereto.

The proposed increase in the number of authorized shares of common stock could have a number of effects on our stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of our company more difficult. For example, additional shares could be issued by us so as to dilute the stock ownership or voting rights of persons seeking to obtain control of us. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The subsequent issuance of additional common stock could result in dilution of net income per share and book value per share and the dilution of the voting rights of the common stock. The Board is not aware of any attempt, or contemplated attempt, to acquire control of our company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

Except as described herein, there are currently no definitive plans, arrangements, commitments or understandings for the issuance of the additional shares of common stock which are to be authorized.

Except for (i) shares of common stock reserved for issuance upon exercise of outstanding stock options under our 2001 Stock Option and Incentive Plan and other outstanding stock options, (ii) shares reserved for issuance under our 2001 Employee Stock Purchase Plan, (iii) shares of common stock the Company would be required to issue upon the exercise of outstanding warrants, (iv) shares of common stock that may be issued upon conversion of our 3% senior subordinated convertible notes, and (v) shares of common stock that may be issued upon conversion of, or as dividends on, the Series B Preferred Stock, as described in Proposal 4, the Board has no current plans to issue additional shares of common stock. However, the Board believes that the benefits of providing it with the flexibility to issue shares without delay for any proper business purpose outweigh the possible disadvantages of dilution and discouraging unsolicited business combination proposals, and that it is prudent and in the best interests of stockholders to provide the advantage of greater flexibility which will result from the Amendment.

Vote Required

A quorum being present, the affirmative vote of a majority of the outstanding shares of common stock entitled to vote on this proposal is required to approve the Amendment. Votes may be cast for or against the proposal or may abstain; votes that abstain and broker non-votes will have the effect of a vote against the proposal.

Recommendation

The Board unanimously recommends a vote FOR the approval of the amendment to our Certificate of Incorporation increasing the number of shares of common stock available thereunder.

Proposal 3

Approval of Increase in Number of Shares of Common Stock Available for Issuance
Under the 2001 Employee Stock Purchase Plan

Introduction

The Board has adopted and is seeking stockholder approval of an amendment to our 2001 Employee Stock Purchase Plan (the “Plan”) to increase the number of shares of common stock that are available to be issued thereunder from 500,000 shares to 1,000,000 shares. Of the 500,000 shares of common stock authorized for issuance under the Plan, only 102,640 shares remained available for future issuance as of March 20, 2008.

The Board recommends this action in order to enable us to provide eligible employees the opportunity to purchase shares of our common stock at a discount through periodic payroll deductions. The Board believes that the Plan enhances our ability to attract and retain highly qualified personnel and provides a meaningful incentive to employees by enabling them to participate in our long-term success and growth.

The increase of 500,000 shares of common stock available for issuance under the Plan will result in additional potential dilution of our outstanding stock. Based solely on the closing price of our common stock as reported on AMEX on April 28, 2008 of $37.51 per share, the maximum aggregate market value of the additional 500,000 shares of common stock to be reserved for issuance under the Plan would be $18,755,000.

The following is a summary of certain principal features of the Plan. The summary is qualified in its entirety by reference to the complete text of the Plan. Stockholders are urged to read the actual text of the Plan, as proposed to be amended, in its entirety which is set forth as Appendix B to this proxy statement.

Summary of the 2001 Employee Stock Purchase Plan

Administration.  The Plan provides for administration by a person or persons appointed by the Board (the “Administrator”). The Administrator has authority to make rules and regulations for the administration of the Plan, and its interpretations and decisions with regard thereto shall be final and conclusive.

Offerings.  To implement the benefits of the Plan, we make periodic offerings to eligible employees to purchase common stock under the Plan (“Offerings”). Each Offering begins on the first business day occurring on or after each January 1 and July 1 and ends on the last business day occurring on or before the following June 30 and December 31, respectively. The Administrator may, in its discretion, designate a different period for any Offering, provided that no Offering shall exceed one year in duration or overlap any other Offering.

The Board may also commence a special Offering for employees of designated subsidiaries who are eligible to participate in the Plan that will begin on the date that an acquired company is acquired or becomes a designated subsidiary, and will end on the next June 30 or December 31, whichever shall occur first.

Eligibility.  All of our employees (including employees who are also directors) and all employees of each designated subsidiary are eligible to participate in any one or more of the Offerings under the Plan, provided that as of the first day of the applicable Offering (the “Offering Date”) they are customarily employed by us or a designated subsidiary for more than 20 hours a week and have completed at least three (3) consecutive calendar months of employment with us or any designated subsidiary (including periods of employment with the designated subsidiary which pre-date such designation and/or the acquisition of the designated subsidiary by us or any subsidiary thereof). To the extent that a subsidiary was made a designated subsidiary subsequent to an acquisition pursuant to which a substantial amount of assets was acquired by such designated subsidiary, whether via a merger, asset acquisition or otherwise, employment with any legal predecessor entity or any entity transferring assets to the designated subsidiary as part of such acquisition shall be counted as employment with the designated subsidiary.

Employee Contributions.  Each eligible employee may authorize payroll deductions at a minimum of two percent (2%) up to a maximum of ten percent (10%) of his or her compensation for each pay period. We will maintain book accounts showing the amount of payroll deductions made by each participating employee for each Offering. No interest will accrue or be paid on payroll deductions.

Grant of Options.  On each Offering Date, we will grant to each eligible employee who is then a participant in the Plan an option (“Option”) to purchase on the last day of such Offering (the “Exercise Date”), at the Option Price, as defined below, (a) a number of shares of common stock, which number shall be the number of shares (rounded down to the nearest whole share) which is obtained by (i) multiplying $25,000 by the quotient obtained by dividing the number of months in the Offering by 12, and (ii) dividing that product by the fair market value of the common stock on the Offering Date, or (b) such other lesser maximum number of shares as shall have been established by the Administrator in advance of the Offering; provided, however, that such Option shall be subject to the limitations set forth below. The purchase price for each share purchased under each Option (the “Option Price”) will be 85% of the fair market value of the common stock on the Offering Date or the Exercise Date, whichever is less. Each employee’s Option shall be exercisable only to the extent of such employee’s accumulated payroll deductions on the relevant Exercise Date.

Notwithstanding the foregoing, no employee may be granted an option under the Plan if such employee, immediately after the option was granted, would be treated as owning stock possessing five percent (5%) or more of the total combined voting power or value of all or our classes of stock or of any Parent or Subsidiary (as defined in the Plan). For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Internal Revenue Code shall apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase shall be treated as stock owned by the employee. In addition, no employee may be granted an Option which permits his rights to purchase stock under the Plan, and any other employee stock purchase plan of us and our Parents and Subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined on the option grant date or dates) for each calendar year in which the Option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Internal Revenue Code and shall be applied taking Options into account in the order in which they were granted.

Exercise of Option and Purchase of Shares.  Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his Option on such date and shall acquire from us such number of whole shares of common stock reserved for the purpose of the Plan as his accumulated payroll deductions on such date will purchase at the Option Price, subject to any other limitations contained in the Plan. Any amount remaining in an employee’s account at the end of an Offering solely by reason of the inability to purchase a fractional share will be carried forward to the next Offering; any other balance remaining in an employee’s account at the end of an Offering will be refunded to the employee promptly.

Amendments and Termination.  The Plan may be terminated at any time by the Board. Upon termination of the Plan, all amounts in the accounts of participating employees shall be promptly refunded.

New Plan Benefits

The number of shares that may be issued to executive officers and all employees, including non-executive officers and directors who are employees, is indeterminate at this time, as participation in any Offering under the Plan is completely discretionary on the part of each eligible employee.

Vote Required

The approval of the proposal to amend the 2001 Employee Stock Purchase Plan to increase the number of shares of common stock available for issuance thereunder requires the affirmative vote of a majority of the votes properly cast for and against the proposal. In accordance with Delaware law and our bylaws, abstentions and broker non-votes will not be counted as votes cast on this matter and, accordingly, will have no effect.

Recommendation

The Board unanimously recommends a vote FOR the approval of the amendment to the 2001 Employee Stock Purchase Plan increasing the number of shares of common stock available thereunder.

Proposal 4

Approval of our Ability to Issue as Many Shares of Common Stock as may be
Required to Allow for the Full Conversion of the Series B Preferred Stock and
Full Payment of Dividends on the Series B Preferred Stock, All in Accordance
with the Terms of the Series B Preferred Stock

Background and Reasons for Stockholder Approval

On January 27, 2008, we entered into a merger agreement pursuant to which we will acquire Matria Healthcare, Inc. (“Matria”) through an initial merger of Matria with and into a wholly-owned subsidiary with Matria to be the surviving corporation, followed as soon as reasonably practicable by an upstream merger of Matria with and into a wholly-owned limited liability company. At the effective time of the initial merger to acquire Matria, each share of issued and outstanding common stock of Matria will be converted into the right to receive (i) $6.50 in cash and (ii) a portion of a share of our newly created Series B Preferred Stock, having a stated value of $32.50 (the $400 liquidation value of a share of Series B Preferred Stock multiplied by 0.08125, which is the exchange ratio for the issuance of Series B Preferred Stock in the merger); however at any time prior to the closing date of the merger, we may elect, in our sole discretion, to pay the aggregate merger consideration as $39.00 in cash, in which case no shares of Series B Preferred Stock will be issued in the merger. Each option to purchase shares of Matria common stock will vest prior to the effective time of the initial merger by their terms and each option that is outstanding immediately prior to the initial merger will be assumed by us and converted into a right to acquire shares of Inverness common stock under an exchange ratio set forth in the merger agreement.

As of the date of this proxy statement, the Matria merger has not been consummated, as it is subject to various closing conditions, including obtaining the approval of Matria stockholders. The Matria merger does not require the approval of our stockholders and approval of this Proposal 4 is not a condition to completion of the merger. By the date of the annual meeting, the merger may have been completed. In connection with the merger, we may issue up to 1,973,973 shares of Series B Preferred Stock having an aggregate liquidation preference of approximately $789.6 million, based on the number of shares of Matria common stock outstanding as of the date of this proxy statement (and assuming the exercise of all outstanding Matria options). As described below, each share of Series B Preferred Stock will be convertible, at the option of the holder, into 5.7703 shares of our common stock (the “conversion rate”) in certain circumstances. The conversion rate of the Series B Preferred Stock is subject to adjustment upon the occurrence of certain events, as described below, which could, under certain circumstances, increase the conversion rate up to a maximum of 11.5406. Based on the initial conversion rate, assuming the maximum number of shares of Series B Preferred Stock were issued in the Matria merger, the Series B Preferred Stock would be convertible into approximately 11.4 million shares of common stock under certain circumstances. At the maximum conversion rate, the Series B Preferred Stock would be convertible into approximately 22.8 million shares of common stock under certain circumstances. In addition, we have the right to pay accrued dividends on the Series B Preferred Stock in (i) cash, (ii) shares of common stock, (iii) additional shares of Series B Preferred Stock or a similar convertible preferred stock or (iv) any combination thereof, as described in more detail below.

Under a provision of the terms of the Series B Preferred Stock, absent stockholder approval, we may not issue shares of common stock under the Series B Preferred Stock, upon conversion and as dividends, in an amount that, when combined with any shares of our common stock issuable upon exercise of Matria options assumed by us in the Matria merger, is equal to or exceeds 20% of our outstanding shares at the effective time of the Matria merger. This provision is meant to ensure compliance with Section 712 of the Company Guide (the “20% Rule”) of the American Stock Exchange, on which our shares of common stock are listed. Under the 20% Rule, stockholder approval is required as a prerequisite to approval of applications to list additional shares to be issued as sole or partial consideration for an acquisition of another company where the present or potential issuance of common stock, or securities convertible into common stock, could result in an increase in outstanding common shares of 20% or more. While the Series B Preferred Stock will not initially be convertible into 20% or more of our common stock at the time of the Matria merger (we anticipate that the Series B Preferred Stock will initially be convertible into approximately 14.8% of our outstanding common stock at the effective time of the merger assuming that the maximum number of shares of Series B Preferred Stock is issued in the merger, which assumes that all Matria stock options are exercised), we could potentially issue 20% or more of our common stock under the Series B Preferred Stock, measured as of the effective time of the Matria merger, as a result of any subsequent increases in the conversion rate and payments of the accrued dividends on the Series B Preferred Stock in shares of common stock or additional shares of Series B Preferred Stock or a similar convertible preferred stock, all as described in more detail below.

We are seeking stockholder approval that will allow us to issue as many shares of common stock as may be required to allow for full conversion of the Series B Preferred Stock, including following any conversion rate increases, and full payment of the dividends on the Series B Preferred Stock (whether paid in shares of common stock or additional shares of Series B Preferred Stock or a similar convertible preferred stock), all in accordance with the terms of the Series B Preferred Stock, as described below. As a result of such approval, we would be able to issue shares of common stock under the Series B Preferred Stock, upon conversion and as dividends, in an amount equal to or in excess of 20% of our outstanding shares at the effective time of the Matria merger. In no event, however, will we be able to issue shares of common stock under the Series B Preferred Stock, or otherwise, to the extent such issuance would cause us to exceed our authorized common stock under our Certificate of Incorporation, as such authorized common stock may be increased from time to time with appropriate Board and stockholder approvals. For additional information regarding the Matria transaction, including pro forma financial information, please see the documents incorporated by reference into this proxy statement, as set forth under the heading “Where You Can Find More Information.”

Terms of the Series B Preferred Stock

The following is a summary of the material terms of the Series B Preferred Stock. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate of designations creating the Series B Preferred Stock, the form of which is attached as Annex B to the proxy statement/prospectus included in our Registration Statement on Form S-4/A filed by us on March 25, 2008.

Liquidation preference:  $400 per share, plus accumulated but unpaid dividends.

Dividend:  $12.00, or 3%, for each share of Series B Preferred Stock per year. Dividends will be cumulative from the date of issuance and, to the extent (a) permitted under our credit facility, (b) assets are legally available under Delaware law to pay dividends and (c) our board of directors or an authorized committee declares a dividend payable, we will pay dividends in (i) cash, (ii) shares of our common stock, (iii) if the dividend is paid on or before June 4, 2015, shares of Series B Preferred Stock (or convertible preferred stock having substantially the same terms as the Series B Preferred Stock) or (iv) any combination thereof at our discretion, every quarter.

If we elect to make any dividend payment, or portion thereof, in shares of our common stock, such shares shall be valued for such purpose at 97% of the average of the daily volume-weighted average price per share of our common stock for each of the five consecutive trading days ending on the second trading day immediately prior to the record date for such dividend.

If we elect to make any dividend payment, or portion thereof, in shares of Series B Preferred Stock, such shares shall be valued for such purpose at 97% of the average of the daily volume-weighted average price per share of Series B Preferred Stock for each of the five consecutive trading days ending on the second trading day immediately prior to the record date of such dividend.

If we elect to make any dividend payment, or portion thereof, in shares of convertible preferred stock having substantially the same terms as the Series B Preferred Stock, such shares shall be valued for such purpose at 97% of the fair market value per share of such convertible preferred stock as determined by a nationally recognized investment banking firm (unaffiliated with us) retained for this purpose.

If we fail to pay dividends on the shares of Series B Preferred Stock for six quarterly dividend periods (whether consecutive or not), then holders of shares of Series B Preferred Stock will be entitled to receive, when, as and if declared by our board of directors, out of funds legally available therefor, dividends at the rate per annum equal to 3.0% plus 1.0% until we have paid all dividends on the shares of Series B Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full. Any further failure to pay dividends would cause the dividend rate to increase again by 1.0% to 5.0% per annum until we have again paid all dividends for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full.

No dividends or other distributions (other than a dividend payable solely in shares of a like or junior ranking) may be paid or set apart for payment upon any parity shares or junior shares, nor may any parity shares or junior shares be redeemed or acquired for any consideration by us or any liquidation amount with respect to any such parity or junior shares (except by conversion into or exchange for shares of a like or junior ranking) unless all accumulated and unpaid dividends have been paid or funds or shares of common stock or Series B Preferred Stock (if permitted) therefor have been set apart on the Series B Preferred Stock and any parity shares.

Ranking:  The Series B Preferred Stock will rank:

•	senior to all of the shares of our common stock and to all of our other capital stock issued in the future unless the terms of such capital stock expressly provide that it ranks senior to, or on a parity with, the shares of Series B Preferred Stock;

•	on a parity with all of our other capital stock issued in the future the terms of which expressly provide that it will rank on a parity with the shares of Series B Preferred Stock; and

•	junior to all shares of our capital stock issued in the future the terms of which expressly provide that such shares will rank senior to the shares of Series B Preferred Stock.

The issuance of any class or series of capital stock having rights on liquidation or as to distributions (including dividends) senior to the Series B Preferred Stock is subject to the requirements set forth below under “Voting Rights.”

Conversion at election of holder:  Each share of Series B Preferred Stock will be convertible, at the option of the holder, into 5.7703 shares of our common stock (the “conversion rate”) (which is equivalent to an initial conversion price of approximately $69.32 per share, as calculated by dividing the $400 per share liquidation preference by the 5.7703 conversion rate), plus cash in lieu of fractional shares, in the following circumstances, to the following extent and, until the “Authorized Share Increase” described below is obtained (which is covered by Proposal 2), our ability to deliver shares of common stock to satisfy our obligations upon conversion will be subject to a sufficient number of shares of common stock being available for issuance:

•	During any calendar quarter beginning with the second calendar quarter after the issuance date of the Series B Preferred Stock, if the closing sale price of our common stock on AMEX for each of 20 or more trading days within any period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price per share of common stock in effect on the last trading day of the immediately preceding calendar quarter. For example, if the conversion price per share of common stock in effect on the last trading of the immediately preceding calendar quarter was $69.32, the Series B Preferred Stock would not be convertible unless our common stock closing sale price exceeded $90.11 for each of 20 or more trading days within any period of 30 consecutive trading days ending on the last trading day of such immediately preceding calendar quarter.

•	During the 5 consecutive business days immediately after any 5 consecutive trading day period (such 5 consecutive trading day period, the “preferred measurement period”) in which the average trading price per share of Series B Preferred Stock was equal to or less than 97% of the average conversion value of the Series B Preferred Stock during the preferred measurement period.

•	Upon the occurrence of a fundamental change, as described below under “Additional conversion right upon a fundamental change.”

•	If we are party to a consolidation, amalgamation, statutory arrangement, merger or binding share exchange pursuant to which our common stock would be converted into or exchanged for, or would constitute, solely the right to receive, cash, securities or other property.

At our option, the settlement of a conversion may also be made in cash or a combination of cash and shares as described below under “Optional Settlement of Conversions.” Upon conversion, holders will not receive any cash payment representing accumulated dividends, if any. The conversion rate will be subject to adjustments as described below under “Anti-dilution adjustments.”

Forced Conversion:  We may, at our option and, until the Authorized Share Increase is obtained (which is covered by Proposal 2), subject to a sufficient number of shares of our common stock being available for issuance upon conversion, cause the Series B Preferred Stock to be automatically converted into that number of shares of common stock that are issuable at the then prevailing conversion rate under the circumstances described below. We may exercise our right to force conversion on or prior to the third anniversary of the issuance date if, for 20 trading days within any period of 30 consecutive trading days (including the last trading day of such period), the closing price of our common stock on AMEX exceeds 150% of the then prevailing conversion price of the Series B Preferred Stock. We may exercise our right to force conversion after the third anniversary of the issuance date if, for 20 trading days within any period of 30 consecutive trading days (including the last trading day of such period), the closing price of our common stock on AMEX exceeds 130% of the then prevailing conversion price of the Series B Preferred Stock.

At our option, the settlement of an automatic conversion may alternatively be made in cash or a combination of cash and shares as described below under “Optional Settlement of Conversion.”

If we exercise our right to force conversion on or prior to the third anniversary of the issuance date, we will also pay to each holder of Series B Preferred Stock the following payments: (1) a payment equal to the aggregate amount of any unpaid dividends such holder was entitled to with respect to any dividend periods terminating on or prior to the date of such forced conversion and (2) a redemption premium equal to the amount of dividends such holder would have received after the date of such forced conversion through the three-year anniversary of the issuance date of the Series B Preferred Stock, if such holder’s shares had not otherwise been converted. At our option, these payments may be made in the form of cash, shares of our common stock, or a combination of cash and shares of our common stock: provided that any payment or partial payment made in the form of our common stock will be valued at 97% of the daily volume-weighted average price of common stock on the trading day immediately preceding the date of the forced conversion.

Optional Settlement of Conversion:  Upon a conversion of shares of Series B Preferred Stock, we may, at our option and in our sole discretion, satisfy the entire conversion obligation in cash, or through a combination of cash and common stock, to the extent permitted under our credit facility and under Delaware law and, until the Authorized Share Increase is obtained (which is covered by Proposal 2), subject to a sufficient number of shares of common stock being available for issuance upon conversion. We are not obligated to satisfy any such conversion with cash.

Cash Settlement.  If we elect to satisfy the entire conversion obligation in cash, then we will deliver to each holder of Series B Preferred Stock, for each of the 20 trading days in the applicable conversion measurement period, a cash settlement amount equal to the daily conversion value per share of Series B Preferred Stock, as described below.

Combined Settlement.  If we elect to satisfy a portion of the conversion obligation in cash (expressed either as a dollar amount or as a percentage of the daily conversion value) and a portion of the conversion obligation in shares of common stock, then we will deliver for each share of Series B Preferred Stock, for each of the 20 trading days in the applicable conversion measurement period, (1) such partial cash settlement amount divided by 20 (or, if expressed as a percentage of the conversion obligation, such partial cash settlement amount calculated as a percentage of the daily conversion value), plus (2) a number of shares equal to (a) the daily conversion value minus such daily partial cash settlement amount divided by (b) the daily volume-weighted average price of our common stock on that trading day.

As used above, the term “conversion measurement period” means the 20 consecutive trading days beginning on the third trading day following the date on which the shares of Series B Preferred Stock are tendered for conversion.

As used above, the “daily conversion value” means, for each of the 20 trading days during the applicable conversion measurement period, one-twentieth (1/20) of the product of (1) the then applicable conversion rate and (2) the daily volume-weighted average price of a share of our common stock on that trading day.

Anti-dilution adjustments:  The conversion rate of the Series B Preferred Stock is subject to adjustment upon the occurrence of certain events (including payment of cash distributions to holders of our common stock, stock splits, combinations, reclassifications, distribution of certain rights and warrants, certain distributions of non-cash property, certain tender and exchange offers and certain business combinations in which we are not the surviving entity), but will not be adjusted for accumulated and unpaid dividends.

If, however, application of the above would result in a decrease in the conversion rate (other than a share split or share combination), no adjustment to the conversion rate shall be made.

Stockholder Approvals, Share Issuance Limit:  We have agreed to use our best efforts to obtain the approval of our stockholders at the annual meeting to allow us to issue as many shares of common stock in connection with the Matria merger as may be required to allow for full conversion of, and payment of dividends on, the Series B Preferred Stock in accordance with the terms thereof and upon the exercise of Matria stock options assumed by us in the Matria merger so that such issuance may be made in compliance with the 20% Rule (the “Share Issuance Approval”). The Share Issuance Approval is covered by this Proposal 4. In the event our stockholders do not approve the Share Issuance Approval, we may not issue shares of our common stock under the Series B Preferred Stock (whether upon conversion or as dividends) in an amount that, when combined with any shares of our common stock issuable upon exercise of Matria stock options assumed by us in the Matria merger, is equal to or exceeds 20% of our outstanding common stock immediately prior to the effective time of the Matria merger. In the event our stockholders do not approve the Share Issuance Approval prior to a fundamental change that will result in a conversion rate increase to an amount that would cause the common stock issuable in the Matria merger to equal or exceed 20% of our issued and outstanding common stock as of the effective time of the Matria merger, we have agreed to use our best efforts to obtain such Share Issuance Approval in connection with such fundamental change.

We have also agreed to use our best efforts to obtain stockholder approval at the annual meeting to increase the number of shares of authorized common stock to allow for conversion of all shares of Series B Preferred Stock into shares of our common stock (the “Authorized Share Increase”). Proposal 2 contained in this proxy statement covers the Authorized Share Increase.

Additional conversion right upon a fundamental change: Upon the occurrence of a fundamental change (as described below), if the market value per share of our common stock multiplied by the conversion rate then in effect is less than the liquidation preference, each holder of Series B Preferred Stock will have the option to convert all or a portion of its Series B Preferred Stock into our common stock, at an adjusted conversion rate equal to the lesser of (1) the liquidation preference divided by the market value per share of our common stock and (2) 11.5406 shares (two times the initial conversion rate). In lieu of issuing common stock pursuant to this alternative conversion right in the event of a fundamental change, we may make a cash payment to converting holders equal to the liquidation preference of such Series B Preferred Stock, plus accrued but unpaid dividends. Our ability to deliver shares of our common stock to satisfy our obligations upon conversion will be subject to a sufficient number of shares of our common stock being available for issuance until the Authorized Share Increase is approved and, as applicable, the Share Issuance Approval is received.

A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

•	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of our assets (determined on a consolidated basis) to any person or group;

•	the adoption of a plan the consummation of which would result in our liquidation or dissolution;

•	the acquisition, directly or indirectly, by any person or group, of beneficial ownership of more than 50% of the aggregate voting power of our voting stock;

•	any share exchange, consolidation or merger of us (excluding a merger solely for the purpose of changing our jurisdiction of incorporation) pursuant to which our common stock will be converted into cash, securities or other property, to or with any person other than one of our subsidiaries; provided that any such transaction where the holders of more than 50% of all classes of our common equity immediately prior to such transaction continue to own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not be a fundamental change;

•	during any period of two consecutive years, individuals who at the beginning of such period comprised our board of directors (together with any new directors whose election by such board of directors or whose nomination for election by our stockholders was approved by a vote of a majority of our directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or

•	our common stock ceases to be listed on a national securities exchange including AMEX, or quoted on an over-the-counter market in the United States.

However, a fundamental change will not be deemed to have occurred in the case of a merger or consolidation, if (i) at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of common stock of a United States company traded on a national securities exchange including AMEX (or which will be so traded when issued or exchanged in connection with such transaction) and (ii) as a result of such transaction or transactions the shares of Series B Preferred Stock become convertible solely into such common stock. This type of transaction is referred to as an “Excluded Transaction.”

Adjustment to conversion rate upon the occurrence of a make-whole fundamental change: If a make-whole fundamental change (as described below) occurs, we will increase the conversion rate applicable to the shares of Series B Preferred Stock that are surrendered at any time from, and including, the 30th day before the date we originally announce as the anticipated effective date of the make-whole fundamental change to, and including, the 40th business day after the effective date of the make-whole fundamental change. Until the Authorized Share Increase is obtained, our ability to deliver shares of our common stock to satisfy our obligations upon conversion will be subject to a sufficient number of shares of common stock being available for issuance.

A “make-whole fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

•	the sale, transfer, lease conveyance or other disposition of all or substantially all of our property or assets to any person or group (an “asset sale make-whole fundamental change”); or

•	a transaction or series of related transactions (other than an Excluded Transaction), in connection with which our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive other securities, other property, assets or cash (a “common stock make-whole fundamental change”).

In connection with the make-whole fundamental change, we will increase the conversion rate by an amount equal to:

•	the excess, if any, of (1) the average trading price per share of Series B Preferred Stock for the five consecutive trading days immediately preceding the public announcement of the make-whole fundamental change, over (2) the product of (a) the market value per share of our common stock for the five consecutive trading days immediately preceding the public announcement of the make-whole fundamental change, and (b) the conversion rate then in effect; divided by

•	the applicable price, as described below.

If the make-whole fundamental change is an asset sale make-whole fundamental change and the consideration paid for our property and assets consists solely of cash, then the change in the conversion rate will be based on (i) the amount of cash paid for our property and assets (expressed as an amount per share of our common stock outstanding on the effective date of the asset sale make-whole fundamental change) and (ii) the effective date of the make-whole fundamental change. If the make-whole fundamental change is a common stock make-whole fundamental change and the consideration paid for our common stock consists solely of cash, then the change in the conversion rate will be based on (i) the cash amount paid per share of our common stock in the make-whole fundamental change and (ii) the effective date of the make-whole fundamental change. In all other cases, the conversion rate will be based on the average of the closing sale prices per share of our common stock on AMEX for the 5 consecutive trading days immediately preceding the public announcement of the make-whole fundamental change.

However, we will not increase the conversion rate as described above to the extent the increase will cause the conversion rate to exceed 7.5014 (subject to adjustment from time to time).

A make-whole fundamental change will not be deemed to have occurred in the case of an Excluded Transaction.

Voting rights:  The holders of Series B Preferred Stock will have no voting rights except as set forth below or as otherwise required by Delaware law from time to time. If dividends payable on the Series B Preferred Stock are in arrears for six or more quarterly periods (whether or not consecutive), the holders of the Series B Preferred Stock, voting as a single class with the shares of any other preferred stock or preference securities having similar voting rights, will be entitled at the next regular or special meeting of our stockholders to elect two directors and the number of directors that comprise our board of directors will be increased by the number of directors so elected. These voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the preferred stock has been paid in full.

In addition, for so long as any shares of Series B Preferred Stock remain outstanding, we shall not, without first obtaining the affirmative vote or written consent of the holders of at least two-thirds of the then outstanding shares of Series B Preferred Stock:

•	alter, amend or repeal any provision of, or add any provision to, our certificate of incorporation or bylaws that has an adverse change to the powers, preferences, rights, qualifications, limitations or restrictions of the Series B Preferred Stock; or

•	authorize or designate any class or series of capital stock having rights on liquidation or as to distributions (including dividends) senior to the Series B Preferred Stock.

Furthermore, for so long as any shares of Series B Preferred Stock remain outstanding, we shall not, without first obtaining the affirmative vote or written consent of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, increase or decrease the total number of authorized or issued Series B Preferred Stock except for the payment of dividends to holders of Series B Preferred Stock.

Our board of directors may create, without a vote of the holders of Series B Preferred Stock, a class of series of preferred stock that ranks, including with respect to rights on liquidation and as to distributions (including dividends), pari passu to the Series B Preferred Stock.

Trading:  We have agreed to apply to list the Series B Preferred Stock and the underlying shares of common stock on AMEX.

Consequences of Approval or Failure to Approve Proposal 4

As noted above, the Matria merger does not require the approval of our stockholders and approval of this Proposal 4 is not a condition to completion of the merger.

If Proposal 4 is approved, we would be able to issue shares of common stock under the Series B Preferred Stock, upon conversion and as dividends, in an amount equal to or exceeding 20% of our outstanding shares at the effective time of the Matria merger. As a result, the number of shares of our outstanding common stock could be significantly increased as a result of subsequent conversions of the Series B Preferred Stock and/or payment of dividends in shares of common stock or additional shares of Series B Preferred Stock or similar convertible preferred stock, resulting in substantial dilution to our current common stockholders.

If Proposal 4 is approved, then, subject to the terms of the Series B Preferred Stock, we would always have the ability to convert all of the shares of Series B Preferred Stock presented for conversion at any given time, regardless of the conversion rate or the number of shares of common stock previously issued thereunder, meaning, among other things, we would no longer be required to pay 3% annual dividends on such converted shares of Series B Preferred Stock and the holders of such converted shares of Series B Preferred Stock would no longer have a liquidation preference over the holders of common stock. Furthermore, if Proposal 4 is approved, we would always have the ability to pay accrued dividends on the Series B Preferred Stock in shares of common stock or additional shares of Series B Preferred Stock or similar convertible preferred stock and, accordingly, could preserve cash. Finally, we would not be required, as we would be if Proposal 4 was rejected, to use our best efforts to continue to seek Share Issuance Approval in connection with a future fundamental change transaction, which could potentially impede or delay an otherwise advantageous transaction.

If Proposal 4 is not approved, we may determine to pay future dividends and satisfy future conversions of the Series B Preferred Stock with cash or through a combination of cash and stock in order to preserve the shares of common stock available under the 20% Rule for future dividend payments and future conversions. Our use of this cash may come at a time when the cash could be better used to fund operations, invest in research and development projects or to otherwise fund the growth of our business and may limit some of the flexibility that we would otherwise have to determine the best use of our cash and our capital stock. Further, if Proposal 4 is not approved, then, depending on the conversion rate and the number of shares of common stock previously issued under the Series B Preferred Stock, we may not be able to satisfy all conversion requests of holders of Series B Preferred Stock, meaning some shares of Series B Preferred Stock that would have otherwise been converted into common stock may remain outstanding and we would have to continue paying 3% annual dividends on such unconverted shares of Series B Preferred Stock and the holders of such unconverted shares of Series B Preferred Stock would maintain a liquidation preference over the holders of common stock. Furthermore, we may lose the ability to pay the accrued dividends on the Series B Preferred Stock in shares of common stock or additional shares of Series B Preferred Stock or similar convertible preferred stock, meaning we would have to use cash to pay such dividends. Finally, we would be required under the terms of the Series B Preferred Stock to use our best efforts to seek Share Issuance Approval in connection with a future fundamental change transaction, which, as mentioned above, could potentially impede or delay an otherwise advantageous transaction.

Vote Required

The proposal to approve our ability to issue as many shares of common stock as may be required to allow for full conversion of the Series B Preferred Stock, including following any conversion rate increases, and full payment of the dividends on the Series B Preferred Stock (whether paid in shares of common stock or additional shares of Series B Preferred Stock or a similar convertible preferred stock), all in accordance with the terms of the Series B Preferred Stock, requires the affirmative vote of a majority of the votes properly cast for and against the proposal. In accordance with Delaware law and our bylaws, abstentions and broker non-votes will not be counted as votes cast on this matter and, accordingly, will have no effect.

Recommendation

The Board unanimously recommends a vote FOR the approval of our ability to issue as many shares of common stock as may be required to allow for full conversion of the Series B Preferred Stock, including following any conversion rate increases, and full payment of the dividends on the Series B Preferred Stock (whether paid in shares of common stock or additional shares of Series B Preferred Stock or a similar convertible preferred stock), all in accordance with the terms of the Series B Preferred Stock.

PROPOSAL 5

Ratification of Selection of Independent Registered Public Accountants

A primary responsibility of the Audit Committee is to select an independent registered public accountant for the fiscal year. Several factors go into this selection process including: the firm’s historical and recent performance on similar projects, the firm’s experience, client service, responsiveness, leadership, management structure, client and employee retention, compliance and ethics programs, appropriateness of fees charged and the firm’s overall technical expertise. Based on all of these factors, the Audit Committee selected BDO Seidman, LLP to serve as our independent registered public accountants for the fiscal year ending December 31, 2008. Pursuant to this proposal, we are asking our stockholders to ratify this selection. The firm of BDO Seidman, LLP has been our independent registered public accountants since April 2003. Although stockholder ratification is not required by our bylaws or otherwise, we are submitting the selection of BDO Seidman, LLP as our independent registered public accountants for the fiscal year ending December 31, 2008 to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee may consider whether another independent registered public accounting firm is appropriate. Even if this selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accountant at any time during the year if it determines that such a change would be in our best interest.

Vote Required

The ratification of the selection of BDO Seidman, LLP as our independent registered public accountants for the fiscal year ending December 31, 2008 requires an affirmative vote of a majority of the votes properly cast for and against this proposal. In accordance with Delaware law and our bylaws, abstentions and broker non-votes will not be counted as votes cast on this matter and, accordingly, will have no effect.

Recommendation

The Board unanimously recommends a vote FOR the ratification of the selection of BDO Seidman, LLP as our independent registered public accountants for the fiscal year ending December 31, 2008.

Information Regarding Nominees, Other Directors and Executive Officers

The following biographical descriptions set forth certain information with respect to the three nominees for election as Class I Directors, the incumbent, continuing directors who are not up for election at this annual meeting and the executive officers who are not directors. This information has been furnished by the respective individuals.

Name	Age	Position

Ron Zwanziger	54	Chairman of the Board, Chief Executive Officer and President
David Scott, Ph.D.	51	Director, Chief Scientific Officer
Jerry McAleer, Ph.D.	52	Director, Vice President, Research and Development and Vice President, Cardiology
John Bridgen, Ph.D.	61	Vice President, Strategic Business Development
John Yonkin	48	President, Inverness Medical North America, and President, Nutritionals
David Toohey	51	President, Europe/Middle East
David Walton	54	Vice President, Asia-Pacific
Emanuel Hart	58	Vice President, Latin America, Africa & Russia
Hilde Eylenbosch, M.D.	44	CEO, SPD Swiss Precision Diagnostics and President, Consumer Diagnostics
Ron Geraty	61	Chief Executive Officer, Alere Medical, Inc.
Geoffrey Jenkins	56	Vice President, Worldwide Operations
David Teitel	44	Chief Financial Officer
Jon Russell	43	Vice President, Finance
Michael K. Bresson	50	Vice President, Mergers & Acquisitions
Paul T. Hempel	59	Senior Vice President, Leadership Development and Secretary
Ellen Chiniara	49	General Counsel and Assistant Secretary
Carol R. Goldberg	77	Director
Robert P. Khederian	56	Director
John F. Levy	61	Director
John A. Quelch	56	Director
Peter Townsend	73	Director

Nominees for Election as Class I Directors—Term Expiring 2011

John A. Quelch joined the Board on March 10, 2003. Since June, 2001, Mr. Quelch has been a professor and Senior Associate Dean at the Harvard Business School. From July 1998 through June 2001, he was Dean of the London Business School. Mr. Quelch also serves as a director of WPP Group plc, one of the world’s largest communications groups, Gentiva Health Services, Inc. and Pepsi Bottling Group and as Chairman of the Massachusetts Port Authority. He is a member of the Board’s Nominating and Corporate Governance Committee.

John F. Levy has served on the Board since May 30, 2001. Mr. Levy served as director of Inverness Medical Technology from August 1996 through November 2001, when that company was acquired by Johnson & Johnson. Since 1993, he has been an independent consultant. Mr. Levy served as President and Chief Executive Officer of Waban, Inc., a warehouse merchandising company, from 1989 to 1993. Mr. Levy is Chairperson of the Board’s Audit Committee and is a member of the Nominating and Corporate Governance Committee.

Jerry McAleer, Ph.D., joined the Board on March 10, 2003. Dr. McAleer has also served as our Vice President, Research and Development since our inception in May 2001 and has served as our Vice President,

Cardiology since early 2006. Dr. McAleer served as Vice President of Research and Development of our predecessor company, Inverness Medical Technology, from 1999 through November 2001, when that company was acquired by Johnson & Johnson. From 1995 to 1999, Dr. McAleer served as Director of Development of Inverness Medical Limited, Inverness Medical Technology’s primary research and development unit, where he headed the development of Inverness Medical Technology’s electrochemical glucose strips. Prior to joining Inverness Medical Technology, Dr. McAleer held senior research and development positions at MediSense, a medical device company, and Ecossensors, Inc., an environmental research company.

Incumbent Class II Directors—Term Expiring 2009

Carol R. Goldberg has served on the Board since May 30, 2001. Ms. Goldberg served as a director of our predecessor company, Inverness Medical Technology, from August 1992 through November 2001, when that company was acquired by Johnson & Johnson. Since December 1989, she has served as President of The AVCAR Group, Ltd., an investment and management consulting firm in Boston, Massachusetts. Ms. Goldberg is Chairperson of the Board’s Compensation Committee.

Ron Zwanziger has served as our Chairman, Chief Executive Officer and President since our inception on May 11, 2001. Mr. Zwanziger served as Chairman, Chief Executive Officer and President of our predecessor company, Inverness Medical Technology, from its inception in 1992 through November 2001 when that company was acquired by Johnson & Johnson. From 1981 to 1991, he was Chairman and Chief Executive Officer of MediSense, a medical device company.

Incumbent Class III Directors—Term Expiring 2010

Robert P. Khederian has served on the Board since July 31, 2001. Mr. Khederian is the Chairman of Belmont Capital, a venture capital firm he founded in 1996, and Provident Corporate Finance, an investment banking firm he founded in 1998. From 1984 through 1996, he was founder and Chairman of Medical Specialties Group, Inc., a nationwide distributor of medical products which was acquired by Bain Capital. Mr. Khederian is also the Chairman of the Board of Cambridge Heart, Inc. Mr. Khederian is a member of the Board’s Audit Committee and Compensation Committee.

David Scott, Ph.D., has served on the Board since July 31, 2001 and is our Chief Scientific Officer. Dr. Scott served as Chairman of Inverness Medical Limited, a subsidiary of our predecessor company, Inverness Medical Technology, from July 1999 through November 2001, when that company was acquired by Johnson & Johnson, and as a managing director of Inverness Medical Limited from July 1995 to July 1999. Dr. Scott served as Managing Director of Great Alarm Limited, a consulting company, from October 1993 to April 1995. Between October 1984 and September 1993, he held several positions at MediSense UK, serving most recently as Managing Director where he was responsible for managing product development, as well as the mass manufacture of one of its principal products, ExacTech.

Peter Townsend has served on the Board since May 30, 2001. Mr. Townsend served as a director of our predecessor company, Inverness Medical Technology, from August 1996 through November 2001, when that company was acquired by Johnson & Johnson. From 1991 to 1995, when he retired, Mr. Townsend served as Chief Executive Officer and a director of Enviromed plc, a medical products company subsequently purchased by BBI Holdings PLC, which we now own. Mr. Townsend is a member of the Board’s Audit Committee.

Executive Officers Who Are Not Directors

John Bridgen, Ph.D., joined our company in September 2002 upon our acquisition of Wampole Laboratories, LLC. Dr. Bridgen served as President of Wampole from August 1984 until September 2005. He currently serves as our Vice President, Strategic Business Development. Prior to joining Wampole, Dr. Bridgen had global sales and marketing responsibility for the hematology and immunology business units of Ortho Diagnostic Systems Inc., a Johnson & Johnson company.

John Yonkin was appointed President, Inverness Medical North America in January 2008. Prior to that, he served as President, U.S. Point of Care from June 2006. Mr. Yonkin also continues to serve as President,

Nutritionals, a role he has had since June 2006. Prior to that, he served as our Vice President, Nutritionals from April 2005 to June 2006 and Vice President, U.S. Sales and Marketing from November 2001 to April 2005. Mr. Yonkin served as Vice President of U.S. Sales of our predecessor company, Inverness Medical Technology, from October 1998 through January 2000 and as its General Manager from January 2000 through November 2001, when that company was acquired by Johnson & Johnson. He also served as Manager of Product Development for Inverness Medical Technology from October 1997 until October 1998. From January 1995 to September 1997, Mr. Yonkin was Director of National Accounts for Genzyme Genetics, a subsidiary of Genzyme, Inc., a leader in genetic testing services for hospitals, physicians and managed healthcare companies.

David Toohey was appointed President, Europe/Middle East in January 2008. Prior to that, he served as President, Professional Diagnostics from December 2005, as Vice President, Professional Diagnostics from October 2002, as Vice President, European Operations from February 2002, and as Vice President, New Products from November 2001. He also served as Managing Director of our Unipath Limited subsidiary from December 2001 through October 2002. Mr. Toohey was employed by our predecessor company, Inverness Medical Technology, as its Vice President, New Products from May 2001 through November 2001, when that company was acquired by Johnson & Johnson. Prior to joining Inverness Medical Technology, Mr. Toohey served as Vice President of Operations at Boston Scientific Corporation’s Galway, Ireland facility where he oversaw its growth, from a start-up to Boston Scientific Corporation’s largest manufacturing facility, between 1995 and 2001. Prior to that time he held various executive positions at Bausch & Lomb, Inc., Digital Equipment Corp. and Mars, Inc.

David Walton serves as Vice President, Asia-Pacific. Mr. Walton joined our company in December 2001 when we acquired the Unipath business from Unilever, where he was previously International Director for the Consumer and Professional Diagnostic business units. Prior to this, Mr. Walton held various Senior Global Sales and Marketing roles in the Diagnostics Division of Eli Lilly based at Hybritech in San Diego and Liege Belgium, Biorad U.K. and Corning Medical U.K.

Emanuel Hart has served as CEO and President of Orgenics Ltd. (Israel), one of our subsidiaries, from July 1997 through 2007. Orgenics Ltd contains manufacturing, Research and Development and marketing business units. In August 2007, Mr. Hart was appointed VP for International Business responsible for the Latin America and Caribbean, Africa, Russia, ex-Soviet Union countries and Israel territories for all of our products. Prior to joining our company, Mr. Hart served in the Israel Defense Forces for 29 years.

Hilde Eylenbosch, M.D., has been serving as CEO of SPD Swiss Precision Diagnostics GmbH, our 50/50 joint venture with Proctor & Gamble, since its inception on May 18, 2007. Dr. Eylenbosch has also served as our President, Consumer Diagnostics since June 2006. Prior to assuming that title she served as Vice President, Consumer Diagnostics from July 2005 to June 2006, Vice President, Consumer Marketing from October 2004 to July 2005 and Vice President of International Women’s Health from November 2001 to October 2004. Dr. Eylenbosch served in the same capacity for our predecessor company, Inverness Medical Technology, from August 2001 until that company was acquired by Johnson & Johnson in November 2001. Prior to that, she held various positions at Inverness Medical Technology, including Director of U.S. Women’s Health from September 1998 through October 2000. When she joined Inverness Medical Technology in January 1995, Dr. Eylenbosch was responsible for marketing that company’s women’s health products in Europe. Before joining Inverness Medical Technology, Dr. Eylenbosch was employed by Synthelabo, a French pharmaceutical company, where she held various marketing positions.

Ron Geraty, M.D. serves as CEO of Alere Medical, Inc., our health management subsidiary. Dr. Geraty joined us when Alere was purchased in November 2007. Prior to our purchase of Alere, Dr. Geraty had served on the board and as CEO of Alere since late 2001. Prior to Alere, Dr. Geraty was CEO of American Imaging Management, a radiology benefits management company, from 1999 to 2000. In 1989 Dr. Geraty founded Assured Health, Inc. (an Employee Assistance Company) which was sold to American Biodyne, Inc. where he was a board member and executive through several company transitions until the company was sold to a competitor in 1998. Dr. Geraty was a Fellow at the Harvard School of Medicine School of Public Policy in

1998. In 1984, Dr. Geraty founded Monarch Health Corporation, which was sold to Parkside Medical Corporation in 1986 where he served as an executive.

Geoffrey Jenkins has served as our Vice President, Worldwide Operations since September 2005. He has over twenty-five years of operational experience in professional and consumer healthcare companies. In October 2000, he co-founded UV-Solutions, LLC, a product development company specializing in flash-based, germicidal, ultra-violet sterilization technology. Prior to UV-Solutions, Mr. Jenkins joined MDI Instruments, Inc. as Chief Operating Officer in June 1997 and was appointed President in January 1999. MDI Instruments developed and marketed both consumer and professional diagnostic devices for the early detection of ear infections. The company was acquired by Beckton Dickinson in 1999. From 1984 through May 1997, Mr. Jenkins served as Vice President of Operations for MediSense, Inc., an international developer, manufacturer and marketer of professional and consumer diagnostics. He was responsible for MediSense’s domestic and international operations related to blood glucose monitors.

David Teitel has served as our Chief Financial Officer since December 2006. Mr. Teitel has over 20 years of public and private company finance experience, including nine years of audit experience at Arthur Andersen. From 2001 to 2003, Mr. Teitel was Chief Financial Officer for Curaspan, Inc., a start-up software and service provider to healthcare providers. Mr. Teitel joined the Company in December 2003 as Director of Finance Operations and assumed the title Vice President, Finance in December 2004.

Jon Russell has served as our Vice President, Finance since December 2006. In this role, Mr. Russell oversees financial systems management and integration and shares responsibility for external communications with the Chief Executive Officer. Previously, Mr. Russell was Chief Financial Officer of Wampole Laboratories, LLC. He has over 17 years of experience in finance and operations management, including senior operational finance positions in North America and Europe with Precision Castparts Corporation, Vertex Interactive, Inc. and Genicom Corporation. Mr. Russell began his career at Ernst & Young LLP.

Michael K. Bresson rejoined us as Vice President, Mergers & Acquisitions, in January 2007 after serving as President of LifeTrac Systems Incorporated from February 2006 to December 2006. Previously, Mr. Bresson served as our Vice President, Business Development from May 2005 to February 2006. From 1998 until January 2005, he was employed at Apogent Technologies Inc. (now part of Thermo Fisher Scientific Inc.), last serving as Apogent’s Executive Vice President—Administration, General Counsel and Secretary. Prior to joining Apogent in 1998, Mr. Bresson was a partner at the law firm of Quarles & Brady LLP.

Paul T. Hempel served as our General Counsel and Secretary since our inception on May 11, 2001. In April 2006, Mr. Hempel became Senior Vice President in charge of leadership development, while retaining his role as Secretary and oversight of legal affairs. Mr. Hempel served as General Counsel and Assistant Secretary of our predecessor company, Inverness Medical Technology, from October 2000 through November 2001, when that company was acquired by Johnson & Johnson. Prior to joining Inverness Medical Technology, he was a founding stockholder and Managing Director of Erickson Schaffer Peterson Hempel & Israel PC from 1996 to 2000. Prior to 1996, Mr. Hempel was a partner and managed the business practice at Bowditch & Dewey LLP.

Ellen Chiniara serves as General Counsel and Assistant Secretary and is responsible for managing legal matters for our company. Ms. Chiniara joined our company in October 2006 as General Counsel of the Professional Diagnostics strategic business unit and became General Counsel of our company in May 2007. From 2002 to 2006, Ms. Chiniara was Associate General Counsel, Neurology of Serono, Inc., a biopharmaceutical company. Previously, she served as General Counsel to a healthcare venture capital fund and a healthcare management services organization, where she also was Chief Operating Officer of its clinical trial site management division. From 1994 to 1997, Ms. Chiniara was Assistant General Counsel at Value Health, a specialty managed healthcare company. Prior to 1994, Ms. Chiniara was a corporate attorney in Boston with Hale and Dorr (now Wilmer Cutler Pickering Hale and Dorr LLP).

Principal Stockholders

The following table furnishes information as to shares of our common stock beneficially owned by:

•	each person or entity known by us to beneficially own more than five percent of our common stock;

•	each of our directors;

•	each of our “named executive officers” (as defined in “Compensation of Executive Officers and Directors” on page 33); and

•	all of our directors and executive officers as a group.

Unless otherwise stated, beneficial ownership is calculated as of February 1, 2008. For the purpose of this table, a person, group or entity is deemed to have “beneficial ownership” of any shares that such person, group or entity has the right to acquire within 60 days after such date through the exercise of options or warrants.

Security Ownership of Certain Beneficial Owners and Management

	Common Stock
	Amount and
	Nature of
	Beneficial	Percent of
Name and Address of Beneficial Owner (1)	Ownership (2)	Class (3)

Alger Associates, Inc. / Fred Alger Management, Inc.(4)	3,855,000	5.00%
Atticus Capital LP(5)	5,287,412	6.86%
FMR LLC(6)	9,972,536	12.93%
Zwanziger Family Ventures, LLC(7)	1,806,696	2.34%
Ron Zwanziger(8)	3,361,513	4.35%
David Scott, Ph.D.(9)	700,993	*
Jerry McAleer, Ph.D.(10)	597,139	*
David Teitel(11)	24,740	*
David Toohey(12)	104,384	*
John Bridgen, Ph.D.(13)	89,617	*
Carol R. Goldberg(14)	109,364	*
Robert P. Khederian(15)	161,667	*
John F. Levy(16)	155,360	*
John A. Quelch(17)	41,667	*
Peter Townsend	0	*
All current executive officers and directors (21 persons)(18)	5,839,163	7.41%

*	Represents less than 1%

(1)	The address of each director or executive officer (and any related persons or entities) is c/o the Company at its principal office.

(2)	Unless otherwise indicated, the stockholders identified in this table have sole voting and investment power with respect to the shares beneficially owned by them.

(3)	The number of shares outstanding used in calculating the percentage for each person, group or entity listed includes the number of shares underlying options and warrants held by such person or group that were exercisable within 60 days from February 1, 2008, but excludes shares of stock underlying options and warrants held by any other person.

(4)	This information is based on information contained in a Schedule 13G filed with the SEC on January 15, 2008 by Alger Associates, Inc. / Fred Alger Management, Inc. The address provided therein for Alger Associates / Fred Alger Management is 111 Fifth Avenue, New York, NY 10003.

(5)	This information is based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2008 by Atticus Capital, LP. The address provided therein for Atticus Capital is 767 Fifth Avenue, 12th Floor, New York, NY 10153.

(6)	This information is based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2008 by FMR LLC. The address provided therein for FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(7)	Consists of 1,769,902 shares of common stock and 36,794 shares of common stock underlying warrants exercisable within 60 days from February 1, 2008. Ron Zwanziger, our Chairman, Chief Executive Officer and President, and Janet M. Zwanziger, his spouse, are the managers of Zwanziger Family Ventures, LLC and each have shared voting and investment power over these securities.

(8)	Consists of 3,217,078 shares of common stock and 144,435 shares of common stock underlying options and warrants exercisable within 60 days from February 1, 2008. Of the shares attributed to Mr. Zwanziger, 664,142 shares of common stock are owned by Mr. Zwanziger as Trustee of the Zwanziger 2004 Annuity Trust, and 1,652,476 shares of common stock and 36,794 shares of common stock issuable upon the exercise of warrants are owned by Zwanziger Family Ventures, LLC, a limited liability company managed by Mr. Zwanziger and his spouse. Of the other shares attributed to him, Mr. Zwanziger disclaims beneficial ownership of (i) 2,600 shares owned by his wife, Janet M. Zwanziger, and (ii) 9,450 shares owned by the Zwanziger Goldstein Foundation, a charitable foundation for which Mr. Zwanziger and his spouse, along with three others, serve as directors.

(9)	Consists of 405,766 shares of common stock and 295,227 shares of common stock underlying options exercisable within 60 days from February 1, 2008.

(10)	Consists of 201,559 shares of common stock and 395,580 shares of common stock underlying options exercisable within 60 days from February 1, 2008.

(11)	Consists of 990 shares of common stock and 23,750 shares of common stock underlying options exercisable within 60 days from February 1, 2008.

(12)	Consists of 6,733 shares of common stock and 97,651 shares of common stock underlying options exercisable within 60 days from February 1, 2008.

(13)	Consists of 2,633 shares of common stock and 86,984 shares of common stock underlying options exercisable within 60 days from February 1, 2008.

(14)	Consists of 67,697 shares of common stock and 41,667 shares of common stock underlying options exercisable within 60 days from February 1, 2008.

(15)	Consists of 120,000 shares of common stock and 41,667 shares of common stock underlying options exercisable within 60 days from February 1, 2008.

(16)	Consists of 104,118 shares of common stock, 4,391 shares of common stock issuable upon the exercise of warrants and 46,851 shares of common stock underlying warrants and options exercisable within 60 days from February 1, 2008. Mr. Levy disclaims beneficial ownership of 741 shares of common stock and 266 shares of common stock issuable upon the exercise of warrants owned by a charitable remainder unitrust.

(17)	Consists of 41,667 shares of common stock underlying options exercisable within 60 days from February 1, 2008.

(18)	Includes 1,591,676 shares of common stock underlying options or warrants exercisable within 60 days from February 1, 2008.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the compensation paid to our chief executive officer, or our CEO, our chief financial officer, or our CFO, and our three most highly-compensated executive officers other than our CEO and CFO. These officers are collectively referred to as the named executive officers. For the purpose of this discussion our “key executives” are Ron Zwanziger, CEO; David Scott, Ph.D., Chief Scientific Officer and Jerry McAleer, Ph.D., Vice President, Research and Development and Vice President, Cardiology.

Philosophy and Objectives

The objective of our executive compensation program is to attract, retain and motivate the talented and dedicated executives who are critical to our goals of continued growth, innovation, increasing profitability and ultimately maximizing shareholder value. Specifically, we seek to attract and reward executives who display certain fundamental leadership characteristics for hiring and promotion that we have identified as consistent with our company goals and culture. We provide these executives with what we believe to be a competitive total compensation package consisting primarily of base salary, long-term equity incentive compensation and a broad-based benefits program. Our compensation program is designed to reward each executive’s individual performance by considering generally their past and potential contribution to our achievement of key strategic goals such as revenue generation, margin improvement and the establishment and maintenance of key strategic relationships. Our executive compensation program aims to provide a compensation package which is competitive in our market sector and, more important, relevant to the individual executive.

Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long term value for our company and our stockholders. Accordingly, (i) we provide cash compensation in the form of base salary to meet competitive cash compensation norms and reward good performance on an annual basis and (ii) we provide non-cash compensation, primarily in the form of stock-based awards, to reward superior performance against long-term strategic goals. We currently do not provide a formal short-term incentive plan, as our strategic philosophy is to focus on the long-term goals discussed above.

Executive Compensation Process

The compensation of our named executive officers, as well as our other executive officers, is reviewed by our Compensation Committee at least annually for consistency with the objectives described above. Our management, including our CEO, participates in this review by making its own recommendations as to the compensation of our executive officers to the Compensation Committee. The Compensation Committee considers the recommendations of management in assessing executive compensation but also relies on other data and resources and may utilize the services of a compensation consultant in reviewing and determining executive compensation.

In reviewing executive compensation, the Compensation Committee and management also consider the practices of comparable companies of similar size, geographic location and market focus. Management and the Compensation Committee utilize the Radford Global Life Sciences Survey, a subscription service that provides comprehensive baseline compensation data on positions at the executive, management and professional levels, including salary, total cash compensation, options and equity compensation, and occasionally collect and analyze publicly available compensation data and other subscription compensation survey data. While benchmarking may not always be appropriate as a standalone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, we generally believe that gathering this compensation information is an important part of our compensation-related decision making process.

During 2007, the Compensation Committee engaged a compensation consultant, Pearl Meyer & Partners, to assist the committee in assessing executive compensation. Specifically, our consultant was engaged to assess the competitiveness of our proposed 2007 executive compensation program utilizing a peer group of companies supplemented by two confidential survey sources within the bio-technology industry. The peer group used by Pearl Meyer & Partners in evaluating proposed 2007 executive compensation consisted of ten publicly traded companies in similar industry space and with similar revenues, specifically the following companies:

•	Beckman Coulter, Inc.

•	Bio-Rad Laboratories, Inc.

•	Biosite, Inc.

•	Cytyc Corporation

•	Digene Corporation

•	Gen-Probe, Inc.

•	Hologic, Inc.

•	Meridien Bioscience, Inc.

•	Polymedica Corporation

•	Ventana Medical System, Inc.

In connection with this engagement, Pearl Meyer & Partners provided summary observations and considerations for our executive compensation, as well as a competitive assessment of our executive compensation based on base salary, actual total cash compensation, long-term incentives and actual total direct compensation. The Compensation Committee considered this analysis, or the 2007 Peal Meyer & Partners’ Report, in its assessment of each element of 2007 executive compensation, as well as overall compensation, and in April 2007 the base salary of several officers was adjusted.

Pearl Meyer & Partners was subsequently engaged by the Compensation Committee to identify market practices with respect to benefits and perquisites and alternatives to short-term incentive plans. The Compensation Committee has considered the results of this analysis but did not approve or recommend any changes to our policies or practices with respect to benefits and perquisites or short-term incentives.

In determining each component of an executive’s compensation, numerous factors are considered, including:

•	The individual’s particular background and circumstances, including prior relevant work experience;

•	The demand for individuals with the executive’s specific expertise and experience;

•	The individual’s role with us and the compensation paid to similar persons determined through benchmark studies;

•	The individual’s performance and contribution to our achievement of company goals and objectives; and

•	Comparison to other executives within our company.

In considering the 2007 compensation paid to our three key executives, as identified above, our Compensation Committee also considered in particular the compensation packages awarded to the key executives during 2001 in anticipation of our split-off from Inverness Medical Technology, or the 2001 compensation packages. The 2001 compensation packages, which were approved by the stockholders of Inverness Medical Technology (who became our stockholders at the time of the split-off), were comprehensive, multi-year packages providing for compensation through 2006. The 2001 compensation packages consisted of stock-based awards, fixed cash bonuses and a performance-based bonus plan. In particular, as discussed in more detail below, in determining the specific elements of the compensation to be paid to the key executives in 2007, the Compensation Committee considered the fact that the fixed cash bonuses ceased in 2006 and the performance-based awards lapsed at the end of 2005.

Elements of Compensation

Executive compensation consists of the following elements:

Base Salary.  Generally, annual base salary for a particular individual is established based on the factors discussed above and is intended to be near the average of the range of annual cash compensation (base salary plus cash bonus) for executives in similar positions with similar responsibilities at comparable companies, although other elements of compensation, including past and present grants of stock-based awards, may also be considered. However, because we do not currently have an annual cash bonus plan, as most companies within our peer group do, base salaries for our executives are generally designed to be moderately above the average of the range of base salaries for executives in similar positions with similar responsibilities at comparable companies. The Compensation Committee believes that a competitive base salary is necessary to attract and retain a management team with the request skills to lead our company. Prior to 2006, the base salaries of the key executives had not been adjusted since 2001 because our Compensation Committee determined that their salaries remained fair and equitable when considering all elements of the 2001 compensation packages. During 2006, our Compensation Committee considered the fact that the performance-based awards under the 2001 compensation plan lapsed at the end of 2005 and the annual cash bonuses under the 2001 cash compensation plan would cease after 2006. As a result, the Compensation Committee recommended that the salaries of the Mr. Zwanziger, Dr. Scott and Dr. McAleer be increased to $750,000, $600,000, and $500,000, respectively. Our Board of Directors (in the absence of the key executives who are also directors) approved these new salaries effective July 1, 2006. Based on their analysis of our salary objectives, the various factors discussed above, and the 2007 Pearl Meyer & Partners’ Report, and considering the total compensation of the key executives, the Compensation Committee determined that no adjustment to the salary or cash compensation of the key executives was necessary during 2007. With respect to our other named executive officers, the salary of David Teitel, which was increased to $215,000 in December 2006 upon his promotion to Chief Financial Officer, was further increased to $250,000 in April 2007, and the salary of David Toohey was increased to $459,722 in April 2007. As with the key executives, the Compensation Committee considered the same factors and objectives and the 2007 Pearl Meyer & Partners’ Report.

Bonuses.  As discussed above, during 2006, our Compensation Committee increased the annual salary of the key executives but decided not to renew or replace the annual cash bonuses which were a part of the 2001 compensation packages. None of our named executive officers received cash bonuses during 2007. While our Compensation Committee reserves the right to grant cash or non-cash bonuses as a performance incentive or reward, it currently has no plans to grant bonuses to the named executive officers during 2008. Cash bonuses are generally not a regular or important element of our executive compensation strategy and we focus instead on stock-based awards designed to reward long-term performance.

Stock Option and Stock-Based Awards.  We believe long-term performance is best stimulated through an ownership culture that encourages such performance through the use of stock-based awards. The Inverness Medical Innovations, Inc. 2001 Stock Option and Incentive Plan, or the 2001 Option Plan, was established to provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders and with our long-term success. The Compensation Committee believes that the use of stock options and other stock-based awards offers the best approach to achieving our long-term compensation goals. While the 2001 Option Plan allows our Compensation Committee to grant a number of different types of stock-based awards, other than one restricted stock grant made to Mr. Zwanziger in 2001 as part of the 2001 compensation package, we have relied exclusively on stock options to provide equity incentive compensation. Stock options granted to our executive officers have an exercise price equal to the fair market value of our common stock on the grant date, typically vest 25% per annum based upon continued employment over a four-year period, and generally expire ten years after the date of grant. Stock option grants to our executive officers are made in connection with the commencement of employment, in conjunction with an annual review of total compensation and, occasionally, following a significant change in job responsibilities or to meet other special retention or performance objectives. Proposals to grant stock options to our executive officers are made by our CEO to the Compensation Committee. With respect to proposals for grants made to our executive officers, the Committee reviews competitive compensation survey data and, if applicable, consultant reports, as discussed above, individual performance, the executive’s existing compensation and other retention considerations. The Compensation Committee considers the Black-Scholes valuation of each proposed stock option grant in determining the number of options subject to each grant. Generally, stock option grants for a particular individual are based on the factors discussed above and are intended to be valued near the average of the range of the value of long-term incentive awards for executives in similar positions with similar responsibilities at comparable companies, although other elements of compensation, including salary, may also be considered.

Generally, stock option grants to executive officers have been made in conjunction with meetings of the Board of Directors. During 2007, we adopted a stock option granting policy that includes the following elements:

•	Options to purchase shares of our common stock shall be granted effective as of the last calendar day of the following months: February, April, June, August, October and December (each such date a “Grant Date”);

•	For each employee (or prospective employee) that is not (or, upon hire, will not be) subject to Section 16 of the Exchange Act, the CEO shall have the authority to grant, in his sole discretion, an option or options to purchase up to an aggregate of 5,000 shares of common stock (on an annual basis); provided, however, that total number of shares of common stock underlying such options grants shall not exceed 150,000 per calendar year.

•	The Compensation Committee must approve all other stock option grants. Grants by the Compensation Committee must be approved only at a meeting of the Compensation Committee and not by written consent.

•	Grants of options approved for existing employees, shall be effective as of, and the grant date thereof shall for all purposes be deemed to be, the Grant Date following the date of approval (except that any grants subject to stockholder approval shall be effective as of the date of stockholder approval).

•	Options approved for new hires, including those hired through acquisitions, shall be effective as of, and the grant date thereof shall for all purposes be deemed to be, the Grant Date following the later of (i) the date of such approval or (ii) the date on which the new hire’s employment commences.

We have not adopted stock ownership guidelines.

During 2007, our Compensation Committee considered the fact that the performance-based awards under the 2001 compensation packages lapsed at the end of 2005 and approved grants of stock options to purchase 300,000, 150,000 and 125,000 shares of common stock to Ron Zwanziger, David Scott and Jerry McAleer, respectively. While not required under the terms of the 2001 Option Plan, the Compensation Committee decided to submit these grants to stockholders at last year’s annual meeting, and such grants were approved by the stockholders. In addition, during 2007, David Teitel was granted an option to purchase 20,000 shares of common stock and David Toohey was granted options to purchase 55,000 shares of common stock. These grants were made consistent with our objectives for stock based awards discussed above.

Other Compensation.  Our named executive officers do not have employment agreements. The named executive officers are not eligible to participate in, and do not have any accrued benefits under, any Company-sponsored defined benefit pension plan. They are eligible to, and in some case do, participate in defined contributions plans, such as a 401(k) plan, on the same terms as other employees. The terms of these defined contribution plans vary depending on the jurisdiction of employment of the executive. In addition, consistent with our compensation philosophy, we intend to continue to maintain our current benefits and perquisites for our executive officers; however, the Compensation Committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites if it deems it advisable. We believe these benefits and perquisites are currently lower than median competitive levels for comparable companies. Finally, all of our executives are eligible to participate in our other employee benefit plans, including, medical, dental, life and disability insurance.

Tax Implications

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on our tax return of compensation of over $1,000,000 to any of the named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with the exemptions available under Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with these exemptions when we believe that such payments are appropriate and in the best interest of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

Compensation Committee Report

We, the Compensation Committee, have reviewed and discussed the Compensation and Discussion and Analysis beginning on page 27 of this proxy statement with management.

Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Carol R. Goldberg, Chairperson
Robert P. Khederian, Member

Compensation of Executive Officers and Directors

Set forth below is information regarding the compensation of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers for the fiscal year 2007. Such officers are collectively referred to as the “named executive officers.”

Summary Compensation Table.  The following table sets forth information regarding the named executive officers’ compensation for fiscal years 2007 and 2006.

Summary Compensation Table

							Change in
							Pension
							Value and
							Non-Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)(1)	($)	($)(2)	($)	($)	($)(3)	($)

Ron Zwanziger	2007	$750,000	—	—	$940,090	—	—	$990	$1,691,080
Chairman, Chief	2006	$550,000	$550,000	—	—	—	—	$990	$1,100,990
Executive
Officer and President

David Teitel(4)	2007	$241,250	—	—	$209,276	—	—	$7,601	$458,127
Chief Financial Officer	2006	$192,885	$5,000	—	$63,322	—	—	$6,327	$267,534

David Scott, Ph.D.(5)	2007	$648,626	—	—	$470,045	—	—	—	$1,118,671
Chief Scientific Officer	2006	$431,177	$125,000	—	—	—	—	—	$556,117

David Toohey(6)	2007	$481,469	—	—	$135,153	—	—	$72,220	$688,842
President,	2006	$426,924	—	—	$68,310	—	—	$63,824	$559,058
Europe/Middle East

Jerry McAleer, Ph. D.(5)	2007	$540,521	—	—	$391,704	—	—	—	$932,225
Vice President, Research &	2006	$364,111	$120,000	—	—	—	—	—	$484,111
Development and Vice
President, Cardiology

(1)	Except with respect to David Teitel, the 2006 amounts in this column reflect bonuses paid as part of the shareholder-approved 2001 compensation packages described in the “Compensation Discussion and Analysis” section beginning on page 27 of this proxy statement. The 2001 compensation packages, which were awarded in anticipation of our spin off from Inverness Medical Technology, provided in part for fixed cash bonuses to be paid through 2006, the final year of the 2001 compensation packages.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the applicable fiscal in accordance with FAS 123(R) and thus may include amounts from awards granted in and prior to such fiscal year. Assumptions used in the calculation of these amounts are included in Note 16 in the notes to our audited consolidated financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 29, 2008.

(3)	The amounts in this column include for 2007: (a) matching contributions made by our company to our defined contribution plans in the amount of $6,750 and $72,220 on behalf of Mr. Teitel and Mr. Toohey, respectively, and (b) life insurance premiums paid by our company in the amount of $990 and $851 on behalf of Mr. Zwanziger and Mr. Teitel, respectively. The amounts in this column include for 2006: (a) matching contributions made by our company to our defined contribution plans in the amount of $5,654 and $63,824 on behalf of Mr. Teitel and Mr. Toohey, respectively, and (b) life insurance premiums paid by our company in the amount of $990 and $673 on behalf of Mr. Zwanziger and Mr. Teitel, respectively.

(4)	Mr. Teitel was appointed as Chief Financial Officer on December 8, 2006.

(5)	Salary and other compensation paid in British pounds. British pounds were converted to U.S. dollars using the average exchange rate for the year reported. Salary represents $600,000 and $500,000 for Dr. Scott and Dr. McAleer respectively, as approved by the Compensation Committee and converted into British pounds at then prevailing exchange rates.

(6)	Salary and other compensation paid in Euros. Euros were converted to U.S. dollars using the average exchange rate for the year reported. Salary represents $459,722, as approved by the Compensation Committee and converted into Euros at then prevailing exchange rates.

Grants of Plan-Based Awards.  The following table sets forth certain information with respect to options granted to the named executive officers in fiscal year 2007.

Grants of Plan-Based Awards

									All Other	All Other		Grant
									Stock	Option		Date
			Estimated Future Payouts						Awards:	Awards:	Exercise	Fair
			Under			Estimated Future Payouts			Number of	Number of	or	Value
		Compensation	Non-Equity			Under Equity			Shares of	Securities	Base Price	of Stock
		Committee	Incentive Plan Awards			Incentive Plan Awards			Stock or	Underlying	of Option	and
	Effective	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Option
Name	Grant Date(1)	Date(1)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(2)(5)	($ / Sh)(3)	Awards(4)

Ron Zwanziger	5/17/07	2/13/07	—	—	—	—	—	—	—	300,000	$39.72	$6,024,000.00

David Teitel	8/31/07	7/26/07								20,000	$48.14	$477,408.00

David Scott, Ph.D.	5/17/07	2/13/07	—	—	—	—	—	—	—	150,000	$39.72	$3,012,000.00

David Toohey	2/28/07	2/13/07	—	—	—	—	—	—	—	15,000	$42.26	$319,141.50

	12/31/07	12/6/07								40,000	$56.18	$1,056,528.00

Jerry McAleer, Ph.D.	5/17/07	2/13/07	—	—	—	—	—	—	—	125,000	$39.72	$2,510,000.00

(1)	In accordance with our stock option granting policy, grants of options approved by the Compensation Committee for existing employees shall be effective as of the next “Grant Date” following the date of approval (except that any grants subject to stockholder approval shall be effective as of the date of stockholder approval). Under this policy, “Grant Date” means the last calendar day of the following months: February, April, June, August, October and December. The option grants to Mr. Zwanziger, Dr. McAleer and Dr. Scott were submitted to, and approved by, our stockholders at the 2007 annual meeting held on May 17, 2007.

(2)	All stock option awards were made under our 2001 Stock Option and Incentive Plan.

(3)	The exercise price of the stock option awards is equal to the closing price of the common stock on the effective grant date as reported by the American Stock Exchange.

(4)	The amounts in this column reflect the grant date fair value of each option award computed in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in Note 16 of the notes to our audited consolidated financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 29, 2008.

(5)	The terms of these options provide for vesting in four equal annual installments, commencing on the first anniversary of the date of grant. The options will expire on the tenth anniversary of the grant date.

Outstanding Equity Awards at Fiscal Year-End.  The following table sets forth certain information with respect to unexercised options held by the named executive officers at the end of fiscal year 2007.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
			Equity					Incentive	Plan Awards:
			Incentive					Plan Awards:	Market or
			Plan Awards:				Market	Number of	Payout Value
	Number of	Number of	Number of			Number of	Value of	Unearned	of Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)(1)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date(2)	(#)	($)	(#)	($)

Ron Zwanziger	30,000	—	—	$14.92	2-12-2011	—	—	—	—
	65,000	—	—	$17.15	12-20-2011
	5,065	—	—	$15.55	8-23-2012
	7,576	—	—	$21.78	12-31-2013
		300,000	—	$39.72	5-17-2017
David Teitel	10,000		—	$21.38	12-11-2013	—	—	—	—
	7,500	2,500	—	$24.25	12-17-2014
	1,250	3,750	—	$34.40	10-4-2016
	5,000	15,000	—	$38.10	12-15-2016
		20,000		$48.14	8-31-2017
David Scott, Ph.D.	14,000	—	—	$1.71	10-13-2008	—	—	—	—
	50,000	—	—	$2.44	8-16-2009
	24,000	—	—	$14.92	2-12-2011
	199,691	—	—	$15.47	11-30-2011
	2,284	—	—	$15.60	9-3-2012
	5,252	—	—	$21.78	12-31-2013
		150,000		$39.72	5-17-2017
David Toohey	75,000	—	—	$15.47	11-30-2011	—	—	—	—
	151	—	—	$15.55	8-23-2012
	18,750	6,250	—	$24.25	12-17-2014
		15,000		$42.26	2-28-2017
		40,000		$56.18	12-31-2017
Jerry McAleer, Ph.D.	14,000	—	—	$1.71	10-13-2008
	40,000	—	—	$2.44	8-16-2009	—	—	—	—
	16,000	—	—	$14.92	2-12-2011
	189,706	—	—	$15.47	11-30-2011
	129,413	—	—	$16.76	12-3-2011
	1,805	—	—	$15.60	9-3-2012
	4,656	—	—	$21.78	12-31-2013
		125,000		$39.72	5-17-2017

(1)	Unless otherwise noted, options become exercisable in four equal annual installments beginning on the first anniversary of the date of grant.

(2)	Unless otherwise noted, the expiration date of each option occurs ten years after the date of grant of such option.

Option Exercises and Stock Vested.  The following table sets forth certain information with respect to options exercised by the named executive officers in fiscal year 2007.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)

Ron Zwanziger	—	—	—	—
David Teitel	—	—	—	—
David Scott, Ph.D.	—	—	—	—
David Toohey	13,480	$656,771	—	—
Jerry McAleer, Ph.D.	—	—	—	—

(1)	Represents the difference between the aggregate exercise price and the aggregate fair market value of the common stock on the dates of exercise.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans.  The following table sets forth certain information with respect to a named executive officer’s participation in a nonqualified defined contribution plan in fiscal year 2007.

Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings	Withdrawals/	Aggregate Balance at
	Last Fiscal Year	Last Fiscal Year	in Last Fiscal Year	Distributions	Last Fiscal Year-End
Name	($)	($)(1)	($)	($)	($)

David Toohey(2)	$72,220	$72,220	$62,795	—	$1,080,302

(1)	This amount is also reported in the “All Other Compensation” column of the Summary Compensation Table above.

(2)	Amounts reported were converted from Euros to U.S. dollars using the average exchange rate for the year reported.

Mr. Toohey, who is employed through an Irish subsidiary, participates in a defined contribution plan which is not a “qualified” plan under applicable United States tax laws. This defined contribution plan, which is also available to the other employee of this subsidiary, is approved by the Irish Revenue Commissioners under the 1997 Taxes Consolidation Act. Employee contributions under the Irish plan up to age-determined maximums (based on a percentage of gross salary ranging from 15% to 40%, depending on age), along with a company match for Mr. Toohey of up to 15% of gross salary, are made free of tax in Ireland up to certain limits. Under the Irish plan, contributions are made to a fund managed by Irish Life. At retirement participants can elect to take benefits in the form of: (a) a tax free cash amount of up to 1.5 times annual earnings; (b) purchase of an annuity; or (c) in certain circumstances and subject to limitation, transfer their account value to another approved retirement fund.

Except for Irish plan described above, our named executive officers do not participate in any other non-qualified defined contribution or other deferred compensation plans.

Pension Benefits.  Our named executive officers do not participate in any plan that provides for specified retirement benefits, or payments and benefits that will be provided primarily following retirement, other than defined contribution plans such as our 401(k) savings plan.

Potential Payments Upon Termination or Change-in-Control.  Our named executive officers are employees-at-will and as such do not have employment contracts with us. Other than provisions in our 2001 Stock Option and Incentive Plan that provide for all stock options to automatically become fully exercisable and any stock awards to become vested and non-forfeitable in the event of a “change of control” as defined in the plan, there are no contracts, agreements, plans or arrangements that provide for payments to our named executive officers at, following, or in connection with any termination of employment, change in control of our company or a change in a named executive officer’s responsibilities.

Compensation of Directors

The following table sets forth information regarding the compensation of our directors during fiscal year 2007.

					Change
					in Pension
					Value and
					Non-Qualified
				Non-Equity	Deferred
	Fees Earned or			Incentive Plan	Compensation	All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
Name (1)	($)	($)	($)(2)	($)	($)	($)	($)

Carol R. Goldberg	—	—	$129,588	—	—	—	$129,588
Robert P. Khederian	—	—	$145,518	—	—	—	$145,518
John F. Levy	—	—	$146,094	—	—	—	$146,094
John A. Quelch	—	—	$141,933	—	—	—	$141,933
Peter Townsend	—	—	$129,588	—	—	—	$129,588
Alfred M. Zeien(3)	—	—	$104,006	—	—	—	$104,006

(1)	Ron Zwanziger, Jerry McAleer and David Scott are not included in this table as they are employees of our company and accordingly receive no compensation for their services as directors. The compensation received by Mr. Zwanziger, Dr. McAleer and Dr. Scott as employees of our company are shown in the Summary Compensation Table above.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) from awards granted in 2007 and 2005, as no options were granted in 2004 or 2006. Assumptions used in the calculation of these amounts are included in Note 16 of the notes to our audited consolidated financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 29, 2008. The grant date fair value of the options granted during 2007 was as follows for each of the directors: Carol R. Goldberg: $461,997; Robert P. Khederian: $748,213; John F. Levy: $758,553; John A. Quelch: $683,799; Peter Townsend: $461,997; and Alfred M. Zeien: $0. As of December 31, 2007, each director had the following number of options outstanding: Carol R. Goldberg: 66,353; Robert P. Khederian: 76,484; John F. Levy: 82,034; John A. Quelch: 74,204; Peter Townsend: 24,686 and Alfred M. Zeien: 41,667.

(3)	Mr. Zeien resigned from our Board of Directors on September 27, 2007.

We have historically compensated our non-employee directors solely through options grants, consistent with our overall compensation philosophy of focusing on long-term performance and aligning the interests of our directors with the interests of stockholders. These option grants vest over a three-year period in order to compensate for three years of service. Employee directors do not receive compensation for their services as directors.

During 2007, the Compensation Committee engaged a compensation consultant, Pearl Meyer & Partners, to assist the committee in assessing non-employee director compensation. Specifically, Pearl Meyer & Partners was engaged to assess the competitiveness of our non-employee directors’ compensation utilizing the same peer group of publicly traded companies used in assessing executive compensation, as described in more detail under the section of this proxy statement entitled “Compensation Discussion and Analysis.” In connection with this engagement, Pearl Meyer & Partners provided observations and considerations for our non-employee director compensation, as well as a competitive assessment of such compensation based on the cash and equity components of non-employee director compensation utilized by members of our peer group. The

Compensation Committee considered this analysis, as well as recommendations from management, in concluding that our non-employee directors’ annual compensation, whether or not a cash component was included, should be based on the total annual compensation (combined cash and equity) reflected in the 75th percentile of the peer group data. Accordingly, effective October 31, 2007, the Compensation Committee granted, subject to the one-time cash election described below, a number of options to the non-employee directors, using a Black-Scholes valuation model, designed to compensate the directors on an annual basis within the 75th percentile of the peer group data. Consistent with past practice, such options vest over a three-year period and compensate the directors for three years of service (2008 through 2010). In this case, however, the non-employee directors were given the option to elect to receive a portion of such compensation in the form of cash (and forego a portion of the option grant of equal value). If a director exercised this option, he or she would receive annual cash payments during 2008, 2009 and 2010 based on the total annual cash compensation paid in the 75th percentile of the peer group data provided by our consultant and would receive a reduced option grant designed to compensate the director for three years of service based on the total equity compensation (rather than combined cash and equity) paid in the 75th percentile of same peer group data. Two directors, Carol R. Goldberg and Peter Townsend, opted to exercise this right. Accordingly, Ms. Goldberg and Mr. Townsend received cash payments of $85,500 and $92,750, respectively, in January 2008, and will receive the same payments in January 2009 and 2010 contingent upon continued service.

Equity Compensation Plan Information

The following table furnishes information with respect to compensation plans under which equity securities of the Company are authorized for issuance as of December 31, 2007.

Number of securities
remaining available for
	Number of securities		future issuance under
	to be issued upon	Weighted-average	equity compensation plans
	exercise of outstanding	exercise price	(excluding securities
	options, warrants and	of outstanding options,	reflected in column
Plan category	rights(1)	warrants and rights	(a))(2)
	(a)	(b)	(c)

Equity compensation plans approved by security holders	5,797,040	$35.34	2,478,267	(3)
Equity compensation plans not approved by security Holders	—	—	—
Total	5,797,040	$35.34	2,478,267	(3)

(1)	This table excludes an aggregate of 2,038,797 shares issuable upon exercise of outstanding options assumed by the Company in connection with various acquisition transactions. The weighted average exercise price of the excluded options is $20.29.

(2)	In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2007, 2,303,731 shares under the 2001 Stock Option and Incentive Plan may instead be issued in the form of restricted stock, unrestricted stock, performance share awards or other equity-based awards.

(3)	Includes 174,536 shares issuable under the Company’s 2001 Employee Stock Purchase Plan (the “ESPP”).

(4)	This table excludes the additional 500,000 shares that would be available for issuance under the ESPP if Proposal 3 is approved by the stockholders at the annual meeting.

2007 Audit Committee Report

We, the Audit Committee, oversee the Company’s accounting and financial reporting processes and assist the Board in its oversight of the qualifications, independence and performance of the Company’s independent auditors. In fulfilling our oversight responsibilities, we discussed with the Company’s independent registered public accounting firm, BDO Seidman, LLP, the overall scope and plans for their audit. Upon completion of the audit, we discussed with BDO Seidman the matters required to be discussed by Statement on Auditing Standards No. 61.

We also reviewed and discussed the audited, consolidated financial statements with management. We discussed with management certain significant accounting principles, the reasonableness of significant judgments and the clarity of disclosures in those financial statements.

The Audit Committee received and reviewed the written disclosures and the letter from BDO Seidman required by Independence Standards Board Standard No. 1 and discussed with BDO Seidman the auditor’s independence from management and the Company. We determined that the services provided by BDO Seidman during fiscal year 2007 are compatible with maintaining such auditor’s independence.

In reliance on the reviews and discussions referred to above, we recommended to the Board (and the Board approved) that the audited, consolidated financial statements be included in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

John F. Levy, Chairman
Peter Townsend, Member
Robert P. Khederian, Member

Independent Registered Public Accountants

Our Audit Committee engaged BDO Seidman, LLP to serve as our independent public accountant during the fiscal year ended December 31, 2007. Our Audit Committee has selected BDO Seidman to serve as our independent registered public accountant for the current fiscal year. Pursuant to Proposal 5 in this proxy statement, we are asking our stockholders to ratify this selection. We expect representatives of BDO Seidman to be present at our 2008 annual meeting of stockholders, that they will have the opportunity to make a statement at such meeting if they so desire, and that they will be available to respond to appropriate questions from stockholders.

Audit Fees

We have not received a final invoice from BDO Seidman for professional services rendered for the audit of our consolidated financial statements for fiscal year 2007. However, we expect aggregate audit fees billed by BDO Seidman for fiscal year 2007 to be approximately $2,592,960, of which $2,476,092 has been billed to date. This includes $825,945 billed for professional services rendered in connection with the principal accountant’s audit of our internal controls and its related attestation report on management’s assessment of internal control over financial reporting issued in connection with the 2007 audit. Audit fees also include fees billed in connection with the principal accountant’s review of our quarterly financial statements and audit services normally provided by the principal accountant in connection with other statutory or regulatory filings. Aggregate audit fees billed by BDO Seidman for fiscal year 2006 were approximately $2,152,022.

Audit-Related Fees

Aggregate audit-related fees billed in 2007 and 2006 by BDO Seidman were $934,321 and $313,330, respectively. Audit-related fees consist primarily of fees billed for professional services rendered by the principal public accountant for accounting consultations and services related to business acquisitions and financings.

Tax Fees

Aggregate tax fees billed in 2007 and 2006 by BDO Seidman were $179,050 and $101,485,

respectively. Tax fees include fees billed for professional services rendered by the principal public accountant for tax compliance, tax advice and tax planning.

All Other Fees

During 2007 and 2006, no other fees were billed by BDO Seidman, LLP.

Pre-approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by the independent public accountant other than permitted non-audit services estimated in good faith by the auditors and management to entail fees payable of $25,000 or less on a project by project basis and which would otherwise qualify for exemption from the pre-approval requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who shall present any services so pre-approved to the full Audit Committee at its next meeting.

Certain Relationships and Related Transactions

Policies and Procedures with Respect to Related
  Party Transactions

Our Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, conduct an appropriate review of, and be responsible for the oversight of, all related party transactions on an ongoing basis.

Transaction with Piet Moerman

On June 20, 2006, through our subsidiary Inverness Medical Benelux Bvba, we acquired from Mr. Piet Moerman, all of the shares of capital stock of Innovative Medical Devices (“IMD”), a Belgian private company with limited liability, for 25,000 shares of Inverness common stock, valued at $722,000. In connection with the acquisition, Mr. Moerman entered into a Management Agreement with IMD to serve as its manager for two (2) years at an annual salary of EUR 175,000 (excluding VAT). The purpose of the acquisition was to secure access to the research and development capabilities of IMD and Mr. Moerman, a scientist employed by our predecessor, Inverness Medical Technology, as well as to acquire intellectual property owned by IMD.

Mr. Moerman, who was the manager of IMD as well as its sole owner, is married to Hilde Eylenbosch, CEO, SPD Swiss Precision Diagnostics and Inverness’ President, Consumer Diagnostics.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of our outstanding shares of common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange. Such persons are required by applicable regulations to furnish us with copies of all reports filed pursuant to Section 16(a).

To our knowledge, based solely on a review of the copies of such reports received by us and certain written representations that no other reports were required, we believe that for the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial owners were complied with.

Stockholder Proposals

Stockholders who wish to present proposals pursuant to Rule 14a-8 promulgated under the Exchange Act for consideration at our 2009 annual meeting of stockholders must submit the proposals in proper form to us at the address set forth on the first page of this proxy statement not later than January 2, 2009 in order for the proposals to be considered for inclusion in our proxy statement and form of proxy relating to the 2009 annual meeting.

Stockholder proposals intended to be presented at our 2009 annual meeting submitted outside the processes of Rule 14a-8 must be received in writing by us no later than the close of business on March 14, 2009, nor earlier than February 12, 2009, together with all supporting documentation and information required by our bylaws. Proxies solicited by the Board will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

Our Nominating and Corporate Governance Committee will consider director candidates recommended for nomination by stockholders. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. In order to have a director candidate considered by the Nominating and Corporate Governance Committee, the recommendation must be submitted to the Company Secretary at the address set forth on the first page of this proxy statement not later than January 2, 2009 and must include: the name, address and phone number of record of the stockholder; a representation that the stockholder is a record holder of our voting stock, or if the stockholder is not a record hold of our voting stock, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act; the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate; a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time; a description of all arrangements or understandings between the stockholder and the proposed director candidate; the consent of the proposed director candidate (i) to be named in the proxy statement relating to the our annual meeting of stockholders and (ii) to serve as a director if elected at such annual meeting; and any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission.

Other Information

A copy of our Annual Report on Form 10-K/A, including the financial statements and the financial statement schedules, for the year ended December 31, 2007 (the “Annual Report”) shall be provided without charge to each person solicited hereby upon the written request made to:

Inverness Medical Innovations, Inc.
Investor Relations Department
51 Sawyer Road
Suite 200
Waltham, MA 02453-3448
Attn: Doug Guarino

In addition, copies of any exhibits to the Annual Report will be provided for a nominal charge to stockholders who make a written request to us at the above address.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. Information in this proxy statement updates and, in some cases, supersedes information incorporated by reference from documents that we have filed with the SEC prior to the date of this proxy statement, while information that we file later with the SEC will automatically update and, in some cases, supersede the information in this proxy statement. We do not incorporate the contents of our website into this proxy statement.

This proxy statement incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition. The following documents, which we filed with the SEC, are incorporated by reference into this proxy statement:

•	Our annual report on Form 10-K/A for the fiscal year ended December 31, 2007, filed with the SEC on April 29, 2008.

•	Our current report on Form 8-K dated January 28, 2008, filed with the SEC on January 28, 2008.

•	Our current report on Form 8-K dated January 28, 2008, filed with the SEC on January 28, 2008.

•	Our current report on Form 8-K dated January 28, 2008, filed with the SEC on January 29, 2008.

•	Our current report on Form 8-K dated February 4, 2008, filed with the SEC on February 4, 2008.

•	Our current report on Form 8-K dated February 14, 2008, filed with the SEC on February 14, 2008, as amended on March 25, 2008 and as further amended on March 27, 2008.

•	Our current report on Form 8-K dated February 27, 2008, filed with the SEC on March 4, 2008.

•	Our current report on Form 8-K (as it relates to Item 8.01) dated April 24, 2008, filed with the SEC on April 24, 2008.

•	Our current report on Form 8-K dated April 24, 2008, filed with the SEC on April 25, 2008.

In addition, we incorporate by reference additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the date of the annual meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, excluding any information furnished pursuant to Item 2.02 of any current report on Form 8-K or Item 7.01 of any current report on Form 8-K solely for purposes of satisfying the requirements of Regulation FD under the Exchange Act, as well as proxy statements.

As required by the rules of the SEC, we have included with this proxy statement as Appendix C a copy of the accountant’s report issued by BDO Seidman, LLP, an independent registered public accounting firm, contained in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007, which we have incorporated by reference in this proxy statement.

You can obtain any of the documents incorporated by reference into this proxy statement through us or from the SEC through the SEC’s website at www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement. You may request a copy of such documents by contacting us at:

Inverness Medical Innovations, Inc.
Investor Relations Department
51 Sawyer Road,
Suite 200
Waltham, MA 02453-3448
Attention: Doug Guarino

The Board is aware of no other matters, except for those incident to the conduct of the annual meeting, that are to be presented to stockholders for formal action at the annual meeting. If, however, any other matters properly come before the annual meeting or any adjournments or postponements thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

By order of the Board

Ron Zwanziger
Chairman, Chief Executive Officer and President

May 2, 2008

Appendix A

AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION

SECOND AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF INVERNESS MEDICAL INNOVATIONS, INC.

PURSUANT TO SECTION 242
OF THE GENERAL CORPORATION LAW OF
THE STATE OF DELAWARE

Inverness Medical Innovations, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies:

The Board of Directors of the Corporation, by vote of its members, duly adopted, pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), an amendment to the Amended and Restated Certificate of Incorporation of the Corporation filed with the Delaware Secretary of State on November 19, 2001 and declared said amendment to be advisable. The amendment was duly adopted by the affirmative vote of the stockholders in accordance with the provisions of Section 242 of the DGCL.

RESOLVED:	That the first paragraph of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation be amended to read as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Fifty Five Million (155,000,000) shares, of which (i) One Hundred Fifty Million (150,000,000) shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) Five Million (5,000,000) shares shall be a class designated as preferred stock, par value $0.001 per share (the “Preferred Stock”).”

IN WITNESS WHEREOF, the Corporation has caused this Second Amendment to the Certificate of Incorporation to be executed on its behalf by its [          ], [          ], as of this [  ] day of [          ], 2008.

Inverness Medical Innovations, Inc.

By:	/s/
Name:

Title:

A-1

Appendix B

EXPLANATORY NOTE:  This Appendix B contains a copy of the Inverness Medical Innovations, Inc. 2001 Employee Stock Purchase Plan, as previously amended, and as proposed to be amended by Proposal 3 included in the proxy statement to which this Appendix B is attached.

Inverness Medical Innovations, Inc.
2001 EMPLOYEE STOCK PURCHASE PLAN

The purpose of the Inverness Medical Innovations, Inc. 2001 Employee Stock Purchase Plan (“the Plan”) is to provide eligible employees of Inverness Medical Innovations, Inc. (the “Company”) and certain of its subsidiaries with opportunities to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). One million (1,000,000) shares of Common Stock in the aggregate have been approved and reserved for this purpose. The Plan is intended to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted in accordance with that intent.

1. Administration.  The Plan will be administered by the person or persons (the “Administrator”) appointed by the Company’s Board of Directors (the “Board”) for such purpose. The Administrator has authority to make rules and regulations for the administration of the Plan, and its interpretations and decisions with regard thereto shall be final and conclusive. No member of the Board or individual exercising administrative authority with respect to the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

2. Offerings.  The Company will make one or more offerings to eligible employees to purchase Common Stock under the Plan (“Offerings”). Unless otherwise determined by the Administrator, the initial Offering will begin on January 1, 2002 and will end on the following June 30, 2002 (the “Initial Offering”). Thereafter, unless otherwise determined by the Administrator, an Offering will begin on the first business day occurring on or after each January 1 and July 1 and will end on the last business day occurring on or before the following June 30 and December 31, respectively. The Administrator may, in its discretion, designate a different period for any Offering, provided that no Offering shall exceed one year in duration. The Board may also commence a special Offering for employees of Designated Subsidiaries who are eligible to participate in the Plan that will begin on the date that an acquired company is acquired or becomes a Designated Subsidiary, and will end on the next June 30 or December 31, which ever shall occur first.

3. Eligibility.  All employees of the Company (including employees who are also directors of the Company) and all employees of each Designated Subsidiary (as defined in Section 11) are eligible to participate in any one or more of the Offerings under the Plan, provided that as of the first day of the applicable Offering (the “Offering Date”) they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week and have completed at least three (3) consecutive calendar months of employment with the Company or any Designated Subsidiary (including periods of employment with the Designated Subsidiary which pre-date such designation and/or the acquisition of the Designated Subsidiary by the Company or any subsidiary thereof). To the extent that a subsidiary of the Company was made a Designated Subsidiary subsequent to an acquisition pursuant to which a substantial amount of assets was acquired by such Designated Subsidiary, whether via a merger, asset acquisition or otherwise, employment with any legal predecessor entity or any entity transferring assets to the Designated Subsidiary as part of such acquisition shall be counted as employment with the Designated Subsidiary.

4. Participation.  An employee eligible on any Offering Date, who is not, as of such date, participating in another Offering of the Company, may participate in such Offering by submitting an enrollment form to his appropriate payroll location at least 10 business days before the Offering Date (or by such other deadline as shall be established for the Offering). An employee who does not enroll in accordance with these procedures will be deemed to have waived his right to participate. Unless an employee files a new enrollment form or withdraws from the Plan, his deductions and purchases will continue at the same percentage of Compensation for future Offerings, provided he remains eligible. Notwithstanding the foregoing, participation in the Plan will neither be permitted nor be denied contrary to the requirements of the Code.

5. Employee Contributions.  Each eligible employee may authorize payroll deductions at a minimum of two percent (2%) up to a maximum of ten percent (10%) of his Compensation for each pay period. The Company will maintain book accounts showing the amount of payroll deductions made by each participating employee for each Offering. No interest will accrue or be paid on payroll deductions.

6. Deduction Changes.  An employee may not increase his payroll deduction during any Offering. An employee generally may not decrease his payroll deduction during an Offering, but may terminate his payroll deduction for the remainder of the Offering, either with or without withdrawing from the Offering under Section 7. To terminate his payroll deduction without withdrawing from the Offering, an employee must submit written notice at least ten (10) business days (or such shorter period as shall be established) before the payroll date on which the change becomes effective. Subject to the requirements of Sections 4 and 5, an employee may either increase or decrease his payroll deduction with respect to the next Offering by filing a new enrollment form at least ten (10) business days before the next Offering Date (or by such other deadline as shall be established for the Offering). An employee who has terminated his payroll deduction during an Offering must submit a new enrollment form in order to participate in a subsequent Offering.

7. Withdrawal.  An employee may withdraw from participation in an Offering by delivering a written notice of withdrawal to his appropriate payroll location no later than two (2) business days prior to the Exercise Date (as defined below) of such Offering. The employee’s withdrawal will be effective as of the next business day. Following an employee’s withdrawal, the Company will promptly refund to him his entire account balance under the Plan (after payment for any Common Stock purchased before the effective date of withdrawal). Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of the Offering and is deemed to have withdrawn from the Plan. The employee may enroll in a subsequent Offering in accordance with Section 4.

8. Grant of Options.  On each Offering Date, the Company will grant to each eligible employee who is then a participant in the Plan an option (“Option”) to purchase on the last day of such Offering (the “Exercise Date”), at the Option Price hereinafter provided for, (a) a number of shares of Common Stock, which number shall be the number of shares (rounded down to the nearest whole share) which is obtained by (i) multiplying $25,000 by the quotient obtained by dividing the number of months in the Offering by 12, and (ii) dividing that product by the Fair Market Value of the Common Stock on the Offering Date, or (b) such other lesser maximum number of shares as shall have been established by the Administrator in advance of the Offering; provided, however, that such Option shall be subject to the limitations set forth below. The purchase price for each share purchased under each Option (the “Option Price”) will be 85% of the Fair Market Value of the Common Stock on the Offering Date or the Exercise Date, whichever is less. Each employee’s Option shall be exercisable only to the extent of such employee’s accumulated payroll deductions on the relevant Exercise Date.

Notwithstanding the foregoing, no employee may be granted an option hereunder if such employee, immediately after the option was granted, would be treated as owning stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary (as defined in Section 11). For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase shall be treated as stock owned by the employee. In addition, no employee may be granted an Option which permits his rights to purchase stock under the Plan, and any other employee stock purchase plan of the Company and its Parents and Subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined on the option grant date or dates) for each calendar year in which the Option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code and shall be applied taking Options into account in the order in which they were granted.

9. Exercise of Option and Purchase of Shares.  Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his Option on such date and shall acquire from the Company such number of whole shares of Common Stock reserved for the purpose of the Plan as his accumulated payroll deductions on such date will purchase at the Option Price, subject to any other limitations contained in the Plan. Any amount remaining in an employee’s account at the end of an Offering solely by reason of the inability to purchase a fractional share will be carried forward to the next Offering; any other balance remaining in an employee’s account at the end of an Offering will be refunded to the employee promptly.

10. Issuance of Certificates.  Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or in the name of a broker authorized by the employee to be his, or their, nominee for such purpose.

11. Definitions.

The term “Compensation” means the amount of gross base pay and commissions, prior to salary reduction pursuant to Sections 125, 132(f) or 401(k) of the Code, but excluding overtime, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains on the exercise of Company stock options, and similar items.

The term “Designated Subsidiary” means any present or future Subsidiary (as defined below) that has been designated by the Board to participate in the Plan. The Board may so designate any Subsidiary, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the stockholders.

The term “Fair Market Value of the Common Stock” on any given date means the fair market value of the Common Stock determined in good faith by the Administrator; provided, however, that if the Common Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) or national securities exchange, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.

The term “Parent” means a “parent corporation” with respect to the Company, as defined in Section 424(e) of the Code.

The term “Subsidiary” means a “subsidiary corporation” with respect to the Company, as defined in Section 424(f) of the Code.

12. Rights on Termination of Employment.  If a participating employee’s employment terminates for any reason before the Exercise Date for any Offering, no payroll deduction will be taken from any pay due and owing to the employee and the balance in his account will be paid to him or, in the case of his death, to his designated beneficiary as if he had withdrawn from the Plan under Section 7. An employee will be deemed to have terminated employment, for this purpose, if the corporation that employs him, having been a Designated Subsidiary, ceases to be a Subsidiary, or if the employee is transferred to any corporation other than the Company or a Designated Subsidiary. An employee will not be deemed to have terminated employment, for this purpose, if the employee is on an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise provides in writing.

13. Special Rules.  Notwithstanding anything herein to the contrary, the Administrator may adopt special rules applicable to the employees of a particular Designated Subsidiary, whenever the Administrator determines that such rules are necessary or appropriate for the implementation of the Plan in a jurisdiction where such Designated Subsidiary has employees; provided that such rules are consistent with the requirements of Section 423(b) of the Code. Such special rules may include (by way of example, but not by way of limitation) the establishment of a method for employees of a given Designated Subsidiary to fund the purchase of shares other than by payroll deduction, if the payroll deduction method is prohibited by local law or is otherwise impracticable. Any special rules established pursuant to this Section 13 shall, to the extent possible, result in the employees subject to such rules having substantially the same rights as other participants in the Plan. The Administrator may also adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423. The rules of such sub-

plans may take precedence over other provisions of this Plan, with the exception of the number of shares of Common Stock approved and reserved for use under the Plan, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

14. Optionees Not Stockholders.  Neither the granting of an Option to an employee nor the deductions from his pay shall constitute such employee a holder of the shares of Common Stock covered by an Option under the Plan unless and until such shares have been purchased by and issued to him.

15. Rights Not Transferable.  Rights under the Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

16. Application of Funds.  All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose.

17. Adjustment in Case of Changes Affecting Common Stock.  In the event of a subdivision of outstanding shares of Common Stock, or the payment of a dividend in Common Stock, the number of shares approved for the Plan, and the share limitation set forth in Section 8, shall be increased proportionately, and such other adjustment shall be made as may be deemed equitable by the Administrator. In the event of any other change affecting the Common Stock, such adjustment shall be made as may be deemed equitable by the Administrator to give proper effect to such event.

18. Amendment of the Plan.  The Board may at any time, and from time to time, amend the Plan in any respect, except that without the approval, within 12 months of such Board action, by the stockholders, no amendment shall be made increasing the number of shares approved for the Plan or making any other change that would require stockholder approval in order for the Plan, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code.

19. Insufficient Shares.  If the total number of shares of Common Stock that would otherwise be purchased on any Exercise Date plus the number of shares purchased under previous Offerings under the Plan exceeds the maximum number of shares issuable under the Plan, the shares then available shall be apportioned among participants in proportion to the amount of payroll deductions accumulated on behalf of each participant that would otherwise be available to be used to purchase Common Stock on such Exercise Date.

20. Termination of the Plan.  The Plan may be terminated at any time by the Board. Upon termination of the Plan, all amounts in the accounts of participating employees shall be promptly refunded.

21. Governmental Regulations.  The Company’s obligation to sell and deliver Common Stock under the Plan is subject to obtaining all governmental approvals required in connection with the authorization, issuance, or sale of such stock.

The Plan shall be governed by Delaware law except to the extent that such law is preempted by federal law.

22. Issuance of Shares.  Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

23. Tax Withholding.  Participation in the Plan is subject to any minimum required tax withholding on income of the participant in connection with the Plan. Each employee agrees, by entering the Plan, that the Company and its Subsidiaries shall have the right to deduct any such taxes from any payment of any kind otherwise due to the employee, including shares issuable under the Plan.

24. Notification Upon Sale of Shares.  Each employee agrees, by entering the Plan, to give the Company prompt notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.

25. Effective Date and Approval of Shareholders.  The Plan shall take effect on the later of the date it is adopted by the Board and the date it is approved by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present or by written consent of the stockholders.

Appendix C

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
Inverness Medical Innovations, Inc.:

We have audited the accompanying consolidated balance sheets of Inverness Medical Innovations, Inc. and Subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the three years in the period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Inverness Medical Innovations, Inc. and Subsidiaries at December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2(s) of the consolidated financial statements, the Company has restated its financial statements as of and for the year ended December 31, 2007 to increase the tax provision to eliminate a tax benefit recorded on an in process research and development write-off and to record amortization expense related to certain acquired intangible assets.

As described in Note 18 of the financial statements, the Company adopted the provisions of the FASB issued Interpretation No. 48 “Accounting for Uncertainty in Income Taxes”, effective January 1, 2007.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and our report dated February 29, 2008, expressed an unqualified opinion thereon.

/s/  BDO Seidman, LLP

Boston, Massachusetts
February 29, 2008 (except for the restatement discussed in Note 2(s), as to which is dated April 28, 2008)

C-1

INVERNESS MEDICAL INNOVATIONS, INC.
C/O COMPUTERSHARE
250 ROYALL STREET
MS-3B-CLIENT ADMINISTRATION
CANTON, MA 02021-1011
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INVERNESS MEDICAL INNOVATIONS, INC.			For	Withhold		For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Our Board of Directors unanimously recommends you vote “FOR” each of the proposals presented to you on this proxy card.			All	All		Except
Vote on Directors			☐	☐		☐
1.	Elect three Class I Directors to serve until the 2011 annual meeting of stockholders;
Nominees:
01) John F. Levy 02) Jerry McAleer, Ph. D. 03) John A. Quelch

Vote on Proposals								For		Against	Abstain

2.	Approve an amendment to Inverness Medical Innovations, Inc.’s Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock by 50,000,000, from 100,000,000 to 150,000,000;								☐	☐	☐

3.
Approve an increase to the number of shares of common stock available for issuance under the Inverness Medical Innovations, Inc. 2001 Employee Stock Purchase Plan by 500,000, from 500,000 to 1,000,000;
									☐	☐	☐

4.
Approve our ability to issue as many shares of common stock as may be required to allow for the full conversion of our proposed Series B Convertible Perpetual Preferred Stock (“Series B Preferred Stock”) and full payment of the dividends on the Series B Preferred Stock, all in accordance with the terms of the Series B Preferred Stock;
									☐	☐	☐

5.	Ratify the appointment of BDO Seidman, LLP as our independent registered public accountants for our fiscal year ending December 31, 2008; and								☐	☐	☐

6.	Conduct such other business as may properly come before the annual meeting and at any adjournment or postponement thereof.								☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.						☐

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy, please note that you will continue to receive a proxy card for voting purposes only
				☐ Yes	☐ No

Signature [PLEASE SIGN WITHIN BOX]		Date					Signature (Joint Owners)	Date

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:	Thursday, June 12, 2008

TIME:	12:30 p.m., local time

PLACE:	Inverness Medical Innovations, Inc.
51 Sawyer Road, Suite 200
Waltham, MA 02453

INVERNESS MEDICAL INNOVATONS, INC.
The shareholder signing this card appoints Ron Zwanziger and Paul T. Hempel as proxies, each with the power to appoint a substitute. They are directed to vote (as indicated on the reverse side of this card) all of the shareholder’s Inverness Medical Innovations, Inc. stock held on April 15, 2008 at the company’s annual meeting to be held on June 12, 2008, and at any adjournment or postponement of that meeting. They are also given discretionary authority to vote on any other matters that may properly be presented at the meeting. All previous proxies are hereby revoked.

This proxy will be voted according to your instructions. If you sign and return the card but do not vote on these matters, then the nominees and proposals 2, 3, 4 and 5 will receive FOR votes.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)